     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999

                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           OXFORD HEALTH PLANS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             6324                            06-1118515
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           -------------------------

                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JEFFERY H. BOYD, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                              DANIEL DUNSON, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             PROPOSED
                                                              MAXIMUM                PROPOSED
TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER       MAXIMUM AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED                UNIT(1)             OFFERING PRICE         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
11% Senior Notes due 2005....      $200,000,000                100%                $200,000,000               $55,600
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 30, 1999

                        [OXFORD HEALTH PLANS, INC. LOGO]

                               Exchange Offer for
                           11% Senior Notes due 2005

     This is an offer to exchange the outstanding, unregistered Oxford 11% Senior Notes due 2005 that you now hold for new, substantially identical 11% Senior Notes due 2005 that will be free of the transfer restrictions that apply to the old notes. THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON --, 1999, UNLESS WE EXTEND IT. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits they offer.

     We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes following the initial sale. This offer applies to any and all old notes tendered by the deadline.

     The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

      SEE "RISK FACTORS," BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR THE NEW NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this Prospectus is --, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Summary.........................    1
Risk Factors....................   10
Forward-Looking Statements......   18
Ratio of Earnings to Fixed
  Charges.......................   19
Use of Proceeds.................   19
Capitalization..................   20
Business........................   21
The Exchange Offer..............   21
Description of the New Notes....   35
Book-Entry; Delivery and Form...   69
Description of Term Loan
  Agreement.....................   70
Description of Preferred Stock
  and Warrants..................   71
Plan of Distribution............   73
Validity of the New Notes.......   75
Experts.........................   75
Where You Can Find More
  Information...................   75

                      REFERENCES TO ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about Oxford from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from us at the following address:

    Oxford Health Plans, Inc.
    800 Connecticut Avenue
    Norwalk, Connecticut 06854
    Attention: Investor Relations
    Telephone: (203) 852-1442

     YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY --, 1999 IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON --, 1999.

     Financial and other information relating to Oxford is contained in this prospectus, including "Summary Historical Consolidated Financial and Operating Data" on page 8.

             See "Where You Can Find More Information" on page 75.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER WOULD CONTRAVENE SECURITIES OR BLUE SKY LAWS.

                                    SUMMARY

     This brief summary highlights selected information from this prospectus and documents we have incorporated in this prospectus by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to such financial statements which are incorporated in this prospectus by reference.

                           OXFORD HEALTH PLANS, INC.

     Oxford Health Plans, Inc. was incorporated under the laws of the State of Delaware on September 17, 1984. We are a health care company currently providing health benefit plans primarily in New York, New Jersey and Connecticut. Our product line includes point-of-service plans, the Freedom Plan and the Liberty Plan, traditional health maintenance organizations, preferred provider organizations, Medicare plans, health care benefit plans for individuals and third-party administration of self-funded health plans.

     We offer our products primarily through our health maintenance organization subsidiaries, Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc., and Oxford Health Plans (CT), Inc. and through Oxford Health Insurance, Inc., our health insurance subsidiary.

     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

                               THE EXCHANGE OFFER

The Exchange Offer..............     We are offering to exchange $1,000
                                     principal amount of our 11% Senior Notes due 2005 which have been registered under the Securities Act of 1933, which we refer to as "new notes," for each $1,000 principal amount of our outstanding 11%
                                     Senior Notes due 2005 which were issued on May 13, 1998 in a private offering, which we refer to as "old notes." In order to be exchanged, an old note must be tendered and accepted properly. We will exchange all notes validly tendered and not validly withdrawn. As of the date of this prospectus, there is $200 million aggregate principal amount of old notes outstanding.

Expiration and Exchange Dates...     This offer will expire at 5:00 p.m., New
                                     York City time, on --, 1999, unless we
                                     extend it. We will
                                     consummate the exchange and issue the new notes as soon as possible after that date.

Registration Rights.............     You have the right to exchange the old
                                     notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Conditions......................     This offer is conditioned only upon
                                     compliance with the securities laws. The offer applies to any and all notes validly tendered by the deadline.

Resale without Further
Registration....................     We believe that the new notes may be
                                     offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:

                                       (1) you acquire the new notes issued in
                                           the exchange offer in the ordinary
                                           course of your business;

                                       (2) you are not an "affiliate," as
                                           defined under Rule 405 of the
                                           Securities Act, of Oxford;

                                       (3) you are not participating, and do not
                                           intend to participate, and have no
                                           arrangement or understanding with any
                                           person to participate, in the
                                           distribution of the new notes issued
                                           to you in the exchange offer.

                                     By signing the letter of transmittal and tendering your notes as described below, you will be making representations to this effect.

                                     If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you are required to deliver a prospectus in connection with any resale of the new notes as described in this Summary under "Restrictions on Sale by Broker-Dealers" on page 3.

                                     Our belief is based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Liability under the Securities
Act.............................     You may also incur liability under the
                                     Securities Act if:

                                       (1) any of the representations listed
                                           above are not true; and

                                       (2) you transfer any new note issued to
                                           you in the exchange offer without:

                                            - delivering a prospectus meeting
                                              the requirements of the Securities
                                              Act; or

                                            - an exemption from the requirements
                                              under the Securities Act to
                                              register your new notes.

                                     We do not assume or indemnify you against such liability.

Restrictions on Sale by Broker-
  Dealers.......................     Each broker-dealer that has received new
                                     notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for a period of one year from the date of this prospectus for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Procedures for Tendering Old
Notes...........................     Each holder of old notes who wishes to
                                     accept the exchange offer must either:

                                       - complete, sign and date the
                                         accompanying letter of transmittal, or
                                         a facsimile thereof, have the
                                         signatures thereon guaranteed if
                                         required and deliver the letter of
                                         transmittal together with old notes and
                                         any other required documents to the
                                         exchange agent; or

                                       - arrange for The Depository Trust
                                         Company to transmit certain required
                                         information to the exchange agent in
                                         connection with a book-entry transfer.

                                     You must mail or otherwise deliver such
                                     documentation to The Chase Manhattan Bank, as exchange agent, at the address set forth in "The Exchange Offer -- Exchange Agent" on page 32.

Special Procedures for
Beneficial Owners...............     If you beneficially own old notes
                                     registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Failure to Exchange Will Affect
You Adversely...................     If you are eligible to participate in the
                                     exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of new notes, the liquidity of the old notes could be adversely affected.

Guaranteed Delivery
Procedures......................     If you wish to tender your old notes and:

                                       - time will not permit your required
                                         documents to reach the exchange agent
                                         by the expiration date of the exchange
                                         offer;

                                       - you cannot complete the procedure for
                                         book-entry transfer on time; or

                                       - your old notes are not immediately
                                         available,

                                     then you must comply with the procedures described in this prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures" on page 30.

Withdrawal Rights...............     You may withdraw your tender of old notes
                                     at any time before the offer expires.

Federal Income Tax
Consequences....................    The exchange will not be a taxable event for
                                    United States federal income tax purposes.
                                    You will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Exchange Agent..................     The Chase Manhattan Bank is serving as the
                                     exchange agent in connection with the
                                     exchange
                                     offer. The Chase Manhattan Bank also serves as trustee under the indenture governing the notes.

Absence of Appraisal Rights.....     As a holder of old notes, neither the
                                     General Corporation Law of the State of
                                     Delaware nor the indenture governing the old notes or that will govern the new notes, gives you appraisal or dissenters' rights or any other right to seek monetary damages in court.

                                 THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes. We sometimes refer to the old notes and new notes together as the "notes." The terms of the new notes are as follows:

Issuer..........................    Oxford Health Plans, Inc.

Securities Offered..............    $200,000,000 principal amount of 11% Senior
                                    Notes due 2005.

Maturity........................    May 15, 2005.

Interest Rate...................    11% per year.

Interest Payment Dates..........    Interest on the old notes began accruing on
                                    May 13, 1998, when we issued the old notes.
                                    Interest is payable on the old notes and will be payable on the new notes semi-annually in arrears on each May 15 and November 15. The last interest payment date prior to the date of this prospectus was --.
                                    Interest on the new notes began accruing on -- and the first interest payment date for the new notes will be --.

Ranking.........................    The new notes will be senior unsecured
                                    indebtedness of Oxford. The new notes:

                                    - will rank senior to all our subordinated
                                      indebtedness;

                                    - will rank equally with all existing and
                                      future senior indebtedness, including
                                      borrowings under the term loan agreement, described in this prospectus under "Description of Term Loan Agreement," on page 70; and

                                    - will be effectively subordinated to all
                                      our existing and future secured
                                      indebtedness, including indebtedness
                                      pursuant to term loan agreement, to the
                                      extent of the value of the assets securing such indebtedness and will be structurally subordinated to indebtedness and other liabilities of our subsidiaries. As of April 30, 1999, we had approximately $350 million of senior
                                       indebtedness, including the old notes.
                                       Indebtedness under the term loan
                                       agreement is secured by substantially all of our assets.

Optional Redemption.............    On or after May 15, 2002, we will have the
                                    right to redeem any or all of the new notes at the following redemption prices plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption:

                                                                          % OF
                                                                       PRINCIPAL
                                          YEAR                           AMOUNT
                                          ----                        ------------
                                          2002......................    105.500%
                                          2003......................    102.750
                                          2004 and afterwards.......    100.000

                                    For more information on optional redemption, see "Description of the New
                                    Notes -- Optional Redemption" on page 36.

Optional Redemption After Equity
  Offerings.....................    On or before May 15, 2001, we have the right
                                    to use the net cash proceeds of one or more equity offerings to redeem up to 33 1/3% of the aggregate principal amount of notes originally outstanding at 111% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. However, at least
                                    66 2/3% of the original aggregate principal amount of notes must remain outstanding immediately after such redemption and the redemption must occur within 60 days of the closing of the equity offering. For more information on redemption after equity offerings, see "Description of the New
                                    Notes -- Optional Redemption" on page 36.

Change of Control Offer.........    If an event treated as a change of control
                                    of Oxford occurs, each holder of new notes will have the right to require us to make an offer to purchase from them all or any part of the new notes it holds then outstanding at a purchase price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

                                    Our ability to repurchase new notes pursuant to a change of control offer may be limited by a number of factors. The term loan agreement provides that certain change of control events with respect to Oxford would require us to prepay mandatorily amounts outstanding thereunder at 101% of the aggregate principal amount thereof plus accrued and unpaid interest. We may not, however, have sufficient resources to repay indebtedness under the term loan agreement, and we may not have sufficient resources to repurchase new notes tendered in a change of control offer. Furthermore, any future credit agreements or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions and provisions. For more information about a change of control offer please see "Description of the New Notes -- Repurchase at the Option of
                                    Holders -- Change of Control" on page 37.

Covenants.......................    The indenture under which the old notes have
                                    been issued, and under which the new notes will be issued, contains covenants for your benefit which, among other things, and subject to important exceptions, restrict our ability and the ability of our subsidiaries to:

                                    - pay any dividend or make any payment or
                                      distribution;

                                    - incur additional indebtedness;

                                    - incur liens;

                                    - sell, transfer, convey or otherwise
                                      dispose of certain assets or any capital stock of a principal subsidiary;

                                    - create or cause any restriction on the
                                      ability of any restricted subsidiary to
                                      pay dividends;

                                    - enter into transactions with affiliates;
                                      and

                                    - merge or consolidate.

                                    See "Description of the New
                                    Notes -- Covenants" on page 41 for more
                                    information about the covenants.

                                  RISK FACTORS

     See "Risk Factors" immediately following this Summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     We have summarized below our historical consolidated statement of operations data for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994. This information is derived from and qualified by reference to our audited Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, which is incorporated in this prospectus by reference. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 1998 Form 10-K/A.

                             1998          1997          1996        1995(3)      1994(3)
                          -----------   -----------   -----------   ----------   ----------
                          (In thousands, except per share amounts and operating statistics)
REVENUES AND EARNINGS:
Operating revenues......  $ 4,630,166   $ 4,179,816   $ 3,032,569   $1,745,975   $  752,832
  Investment and other
     income, net........       89,245        71,448        42,620       19,711        7,479
  Net earnings (loss)...     (596,792)     (291,288)       99,623       52,398       28,231
  Net earnings (loss)
     attributable to
     common shares......     (624,460)     (291,288)       99,623       52,398       28,231
FINANCIAL POSITION:
  Working capital.......      209,443        85,790       451,957      103,448       71,731
  Total assets..........    1,637,750     1,390,101     1,356,397      611,149      331,084
  Long-term debt........      350,000            --            --           --           --
  Redeemable preferred
     stock..............      298,816            --            --           --           --
  Common shareholders'
     equity (deficit)...     (181,105)      349,216       598,170      220,033      132,394
NET EARNINGS (LOSS) PER
  COMMON SHARE(1):
  Basic.................  $     (7.79)        (3.70)  $      1.34   $      .78   $      .43
  Diluted...............  $     (7.79)        (3.70)  $      1.25   $      .71   $      .40
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
  OUTSTANDING(1):
  Basic.................       80,120        78,635        74,285       67,450       65,410
  Diluted...............       80,120        78,635        79,662       73,344       70,554
OPERATING STATISTICS:
  Enrollment............    1,881,400     2,008,100     1,535,500    1,007,700      513,000
  Fully insured member
     months.............   23,081,900    21,584,700    15,604,400    9,338,610    4,101,863
  Self-funded member
     months.............      765,500       602,900       474,200      514,200      524,000
  Medical loss
     ratio(2)...........         93.7%         94.0%         80.1%        77.5%        74.1%

-------------------------

(1) Per share amounts and weighted-average number of common share amounts have been restated to reflect the two-for-one stock splits in 1996 and 1995.

(2) Defined as health care services expense as a percentage of premiums earned.

(3) In July 1995, we completed a merger with OakTree Health Plan, Inc. whereby OakTree was merged into one of our subsidiaries. The merger was accounted for as a pooling of interests and, accordingly, all prior period consolidated financial statements have been restated as if the merger took place at the beginning of such periods.

                                  RISK FACTORS

     An investment in the new notes involves a number of risks, some or all of which could be substantial and are inherent in our business. We urge you to consider carefully the following information about these risks, together with the other information in this prospectus before participating in the exchange. The new notes, like the old notes, entail the following risks:

                      RISKS SPECIFICALLY RELATED TO OXFORD

WE INCURRED NET LOSSES, INCLUDING LOSSES IN CONNECTION WITH RESTRUCTURING AND UNUSUAL CHARGES.

     We incurred net losses attributable to common stock of $291 million in 1997 and $624 million in 1998 and may incur additional losses in 1999, the extent of which we cannot predict at this time. As a result of losses at some of our HMO and insurance subsidiaries in 1997 and 1998, we have had to make capital contributions to these subsidiaries, and we expect that we will be required to make additional capital contributions in 1999. We have also made significant additions to our reserves for medical claims, and we have experienced significant levels of retroactive member and group terminations as well as difficulties with collection of premium receivables.

     A significant portion of the loss incurred in 1998 was associated with restructuring and unusual charges relating to our "Turnaround Plan."

     The Turnaround Plan includes:

     - focusing on our core commercial and Medicare markets in the New York tri-state area;

     - disposing of or restructuring noncore businesses;

     - reducing administrative costs;

     - reducing payments to physicians and other providers;

     - completing and operationalizing risk transfer agreements and other provider agreements;

     - reducing unnecessary utilization of hospital and other services;

     - strengthening commercial underwriting;

     - increasing commercial group premiums; and

     - improving service levels and strengthening operations.

     These restructuring and unusual charges are based on estimates of our anticipated costs of taking the actions contemplated by the Turnaround Plan, including disposition of certain businesses and assets. We cannot assure that these estimates correctly reflect the ultimate costs that we will incur in implementing the Turnaround Plan.

     Our ability to control net losses depends, to a large extent, on the success of our Turnaround Plan. We cannot assure that the Turnaround Plan will be implemented in the manner described herein, or that it will be successful or that our other efforts to control net losses will be successful. Furthermore, despite our efforts to the contrary, implementation of the Turnaround Plan could adversely affect members and employer groups, or physicians, hospitals and other health care providers and ultimately sales and renewals of our health plans. Moreover, we cannot predict the impact of adverse publicity, legal and regulatory proceedings or other future events on our membership, operations and financial results, including ongoing financial losses.

WE ARE INVOLVED IN SIGNIFICANT LITIGATION AND GOVERNMENTAL PROCEEDINGS THAT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION, INCLUDING OUR ABILITY TO PAY THE NEW NOTES.

     We are a defendant in a large number of purported securities class action lawsuits and shareholder derivative lawsuits which were filed after the substantial decline in the price of our common stock in October 1997. The costs incurred as a result of, and management's time commitments involved in, the defense of these lawsuits, as well as the ultimate result of these lawsuits, may adversely affect our results of operations and financial condition, including our ability to pay the new notes. We are also the subject of examinations, investigations and inquiries by several governmental agencies including the New York State Insurance Department, the federal Health Care Financing Administration, other state departments of insurance and health, the New York State Attorney General and the Securities and Exchange Commission. The results of these governmental inquiries could adversely affect our results of operations, financial condition, membership growth and ability to retain members through the imposition of sanctions, required changes in operations and potential limitations on enrollment. In addition, evidence obtained in governmental proceedings could be used adversely against us in civil proceedings. We cannot predict the outcomes of these lawsuits, governmental examinations, investigations and inquiries.

OUR INABILITY TO CONTROL, AND THE UNPREDICTABILITY OF, HEALTH CARE COSTS MAY ADVERSELY AFFECT FUTURE RESULTS OF OPERATIONS.

     We use a large portion of our revenue to pay the costs of health care services and supplies delivered to our members. Our total health care costs are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we try to calculate the premiums that we charge based, in part, on our estimate of future health care costs over the fixed premium period, factors such as competition, regulations and other circumstances may limit our ability to base our calculation of premiums on estimated costs.

     In addition, many factors may and often do cause actual health care costs to exceed what we estimated and reflected in premiums. These factors include: new technologies and health care practices, hospital costs, changes in demographics and trends, selection biases, increases in unit costs paid to providers, major epidemics, catastrophes, inability to establish acceptable compensation arrangements with providers, operational and regulatory issues which could delay, prevent or impede those arrangements and higher utilization of medical services, including higher out-of-network utilization under point of service plans. We cannot assure that we will be successful in mitigating the effect of any or all of the above-listed or other factors.

     The results of operations that we report for any particular quarter include reserves for estimates of the cost incurred for covered services received by our enrollees during that period for which claims have not been received or processed. These estimates are based on historical data, patterns of claim payment and receipt, expected medical cost inflation, seasonality patterns and changes in membership. However, our ability to rely on historical data is affected by our prior rapid growth, delays in paying claims, erroneous payment or denial of claims, and the changing speed of payment of claims. Because these reserves are based on estimates, our results of operations may be adjusted in a later period to reflect actual costs. Any adjustments to such estimates made in the later period could significantly change our results of operations for that period.

HIGH ADMINISTRATIVE COSTS MAY HAVE AN ADVERSE EFFECT ON OUR RESULTS.

     In 1999, we expect that results will continue to be adversely affected by high administrative costs associated with our efforts to strengthen our operations and service levels and address systems issues, including those related to Year 2000 readiness. Although a key element of our Turnaround Plan is a reduction in administrative expenses, we cannot assure that we will not continue to experience significant service and systems infrastructure problems in 1999 and beyond which could have a significant impact on administrative costs. Further, we have been adversely affected by high administrative costs in connection with increased levels of employee attrition over the last several quarters, and we may continue to experience such attrition in 1999.

CHANGES IN LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS, FINANCIAL CONDITION AND PROSPECTS.

     Our business is heavily regulated on federal, state and local levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. The agencies administering those regulations have broad latitude to enforce them. Such regulations relate to, among other things, cash reserves, minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, member disclosure, premium rates and periodic examinations by state and federal agencies. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions.

     We must obtain and maintain regulatory approvals to market many of our products. In addition, state and federal regulations limit our ability to adjust rates for and benefits provided under our products. Delays in obtaining or failures to obtain or maintain these approvals and the effect of state and federal regulations could adversely affect our revenue, number of members and costs.

     We also must obtain regulatory approvals if we or any of our HMO or insurance subsidiaries undergo a change in control. The applicable regulatory authorities approved the purchase of preferred stock and warrants by TPG Partners II, L.P. and its affiliates pursuant to the Investment Agreement, dated as of February 23, 1998, by and between us and TPG Partners II, L.P. That approval process included a review by the regulators of the terms of the preferred stock, the warrants, the old notes, the new notes and the term loan agreement. The term loan agreement is described later in this prospectus under the title "Description of Term Loan Agreement," and the preferred stock and warrants are described later in this prospectus under the title "Description of Preferred Stock and Warrants."

     A significant portion of our revenues relate to the federal Medicare program. The laws regulating this program generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under this program. Such changes have adversely affected our results and willingness to participate in this program in the past and may also do so in the future.

     We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or of the right to participate in certain programs, or in the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation and make it more difficult for us to sell our products and services.

OUR RAPID GROWTH HAS CAUSED SERVICE AND SYSTEMS INFRASTRUCTURE PROBLEMS.

     We experienced rapid growth in our business and in our staff in the period from 1986, when we began operations, through 1997. We have been affected, and will continue to be affected, by our ability to manage such growth effectively, including our ability to continue to develop processes and systems to support our operations. In September 1996, we converted a significant part of our business operations to a new computer operating system. Unanticipated software and hardware problems that arose in connection with the conversion resulted in significant delays in our claims payments and group and individual billing and adversely affected claims payment and billing. We do not intend to promote significant membership or revenue growth in 1999 because our priority in 1999 will continue to be to attempt to strengthen our service and systems infrastructure, reduce medical and administrative spending and increase premium rates. In 1999 and beyond, we may continue to experience significant service and systems infrastructure problems, high levels of medical and administrative spending and difficulties in obtaining premium rate increases. In addition, we have experienced attrition of our Medicare and commercial business in 1998, and we cannot assure that we will be successful in the future in promoting membership growth or that we will not continue to experience membership attrition.

A DISRUPTION IN OUR HEALTH CARE PROVIDER NETWORK COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MARKET OUR PRODUCTS AND SERVICE OUR MEMBERSHIP.

     We are subject to the risk of disruption in our health care provider network. The network physicians, hospitals and other health care providers could terminate their contracts with us, demand higher payments or take other actions which could have a material adverse effect on our ability to market our products and service our membership. Furthermore, the effect of mergers and consolidations of health care providers in our service areas could enhance the combined entity's bargaining power with respect to demands for higher reimbursement levels and changes to our utilization review and administrative procedures.

ABILITY TO MANAGE PROBLEMS IN INFORMATION SYSTEMS MAY AFFECT OUR OPERATIONS.

     We cannot assure that we will be successful in mitigating the existing system problems that have resulted in payment delays and claims processing errors, in developing processes and systems to support our operations and in improving our service levels. Moreover, operating and other issues can lead to data problems that affect performance of important functions, including, but not limited to, claims payment and group and individual billing. In the future, the process of improving existing systems, developing processes and systems to support our operations and improving service levels may be delayed and additional systems issues may arise.

YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS.

     Year 2000 issues involve the inability of certain computerized systems and technologies to recognize and/or correctly process certain dates, including January 1, 2000. A failure to timely resolve our own Year 2000 issues or the failure of our external vendors to resolve their Year 2000 issues could have a material adverse effect on our results of operations, liquidity or financial condition. Further, our estimates for the future costs and timely and successful completion of our Year 2000 program are subject to uncertainties that could cause actual results to differ from those currently projected by us. Our plan to identify and address Year 2000 issues is described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998.

RECENT EVENTS AND RELATED PUBLICITY MAY ADVERSELY AFFECT OUR PROVIDER NETWORK, EMPLOYER RENEWAL PROCESS OR FUTURE ENROLLMENT.

     Events at Oxford over the course of the last two years have resulted in adverse publicity. Such events and related publicity may adversely affect our provider network, the employer renewal process and future enrollment in our health benefit plans.

     In addition, the managed care industry, in general, receives significant negative publicity. This publicity has led to increased legislation, regulation and review of industry practices. These factors may adversely affect our ability to market our products or services or require us to change our products and services and may increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting our results of operations.

COLLECTIBILITY OF ADVANCES MAY AFFECT ADVERSELY THE CAPITAL OF OUR REGULATED SUBSIDIARIES.

     As part of our attempts to reduce delays in processing claims for payment in 1997, we advanced approximately $276 million to providers pending our disposition of claims for payment. As of December 31, 1998, approximately $139.5 million, net of allowances, remained outstanding. The New York State Insurance Department is requiring us to obtain written acknowledgments of such advances from recipients of advances, and the New Jersey Department of Banking and Insurance is requiring us to provide collateral for repayment of the advances by setting aside in trust at the parent company funds equal to the admitted portions of the advances on the New Jersey subsidiary's statutory financial statements. If we are unable to receive written acknowledgments or we fail to provide such collateral, we cannot assure that the insurance regulators will continue to recognize such advances as admissible assets for regulatory purposes. If the insurance regulators do not recognize such advances as admissible assets, the capital of some of our regulated subsidiaries could be impaired. We may be required to make additional capital contributions to compensate for any impairment. Although we believe that the advances will be repaid, we cannot assure that this will occur.

CONCENTRATION OF BUSINESS IN CERTAIN STATES MAY HAVE AN ADVERSE EFFECT ON US.

     Our commercial and Medicare business is concentrated in New York, New Jersey and Connecticut, with more than 80% of our tri-state premium revenues received from our New York business. As a result, changes in regulatory, market or health care provider conditions in any of these states, particularly New York, could have a material adverse effect on our business, financial condition or results of operations. In addition, our revenue under our Medicare contracts with the Health Care Financing Administration represented 21.9% of our premium revenue earned during 1998.

HIGH LEVEL OF COMPETITION MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN AND RETAIN EMPLOYER GROUPS.

     HMOs and health insurance companies operate in a highly competitive environment. We have numerous competitors, including for-profit and not-for-profit HMOs, preferred provider organizations and indemnity insurance carriers, some of which have substantially larger enrollments and greater financial resources than we do. We also compete with HMOs and managed care plans sponsored by large health insurance companies. Additional competitors may enter our markets in the future. The cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups, and some of our competitors have set premium rates at levels below our rates for comparable products. We anticipate that premium pricing will continue to be highly competitive.

                         RISKS RELATED TO THE NEW NOTES

WE HAVE SUBSTANTIAL INDEBTEDNESS, AND WE ARE HIGHLY LEVERAGED AS A RESULT.

     As of March 31, 1999, we have aggregate outstanding indebtedness of approximately $350 million. See "Capitalization" on page 20 for more information.

     The indenture under which the old notes have been issued and under which the new notes will be issued permits us to incur additional indebtedness, subject to certain limitations. We believe that cash flow from the operations of our subsidiaries, together with other available sources of liquidity, will be adequate to permit us to make required payments of principal and interest on our indebtedness and to fund the working capital requirements of our subsidiaries, although there can be no assurance that this will be the case. In addition, various insurance and health regulations may restrict the ability of our subsidiaries to pay dividends to us. To the extent that cash flow from operations and parent company cash balances are insufficient to satisfy our cash requirements, we may seek to obtain funds from additional borrowings, sell additional equity capital or acquire other businesses that would provide cash flow, in all such cases to the extent permitted by the indenture and the term loan agreement. We cannot assure that such actions would be permitted under the indenture and the term loan agreement, or that they could be effected on satisfactory terms, in a timely manner or at all, or that they would enable us to make any payments due on the new notes.

     The degree to which we are leveraged could have adverse consequences to holders of the new notes, including the following:

     - our ability to obtain additional financing in the future for working capital, acquisitions or other purposes may be impaired;

     - our flexibility in planning for or reacting to changes in market conditions may be limited;

     - we may be more vulnerable in the event of a downturn in our business; and

     - the market price of the new notes may be adversely affected by a default on the new notes.

     Our ability to satisfy our obligations will be dependent upon our future performance, including implementation of the Turnaround Plan, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control.

BECAUSE THE NOTES THAT YOU HOLD ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT.

     The new notes will not be secured by any of our assets or the assets of our subsidiaries. Therefore, you may not be fully repaid if we become insolvent. The term loan agreement is secured by a first priority security interest in substantially all of our assets and the assets of our subsidiaries, other than regulated subsidiaries, which are prohibited from providing security interests. If we became insolvent, the holders of the secured debt would receive payments from the assets used as security before the holders of the new notes receive payments.

BECAUSE THE NEW NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT.

     Our operations are conducted primarily through our subsidiaries. Therefore, our ability to make required principal and interest payments with respect to indebtedness, including the new notes, depends on the earnings of our subsidiaries and on our ability to receive funds from such subsidiaries through dividends or other payments. Because the new notes are obligations of Oxford only, our subsidiaries are not obligated to pay any amounts due pursuant to the new notes or to make funds available therefor in the form of dividends or advances to us. The ability of such subsidiaries to pay dividends to us is restricted by various insurance and health regulations applicable to such subsidiaries. If operating losses are incurred in 1999 we may be required to make additional capital contributions to certain of our subsidiaries in order to comply with applicable statutory capital requirements. To the extent of any such requirements, such funds would not be available to us for payment of principal and interest with respect to our indebtedness, including the new notes.

     Furthermore, the new notes effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including accounts payable and other accrued liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of holders of the new notes to participate in those assets, effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of December 31, 1998, the aggregate liabilities of our subsidiaries were approximately $947,678,000, consisting primarily of medical costs payable.

AGREEMENTS GOVERNING OUR INDEBTEDNESS IMPOSE SUBSTANTIAL RESTRICTIONS AND LIMITATIONS ON US.

     The term loan agreement and the indenture that governs the old notes and that will govern the new notes contain a number of covenants that, among other things, limit or restrict our ability to

     - dispose of our assets;

     - incur additional indebtedness;

     - repay other indebtedness;

     - pay dividends;

     - enter into certain investments or acquisitions;

     - repurchase or redeem capital stock;

     - engage in mergers or consolidations; or

     - engage in certain transactions with subsidiaries and affiliates and certain other corporate activities.

     These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

     In the event of any default under the term loan agreement, the lenders under the term loan agreement could elect to declare all borrowings outstanding under the term loan agreement, together with accrued interest and other fees, to be due and payable, to require us to apply all of our available cash to repay such borrowings or to prevent us from making debt service payments on the new notes. If the indebtedness under the term loan agreement or the new notes were to be accelerated, we cannot assure that our assets would be sufficient to repay such indebtedness in full.

THE TERM LOAN AGREEMENT BEARS FLOATING INTEREST RATES THAT COULD RISE AND AFFECT THE AMOUNTS AVAILABLE FOR INTEREST PAYMENTS.

     The $150 million that we borrowed under the term loan agreement bears interest at floating rates. Increases in interest rates on indebtedness under the term loan agreement would reduce the amounts available for the payment of interest on the new notes.

AGREEMENTS RELATING TO INDEBTEDNESS MAY PROHIBIT US FROM REPURCHASING THE NOTES UPON A CHANGE IN CONTROL.

     The term loan agreement prohibits us from purchasing any of the new notes and also provides that certain change of control events with respect to Oxford would constitute a default under the term loan agreement. Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing the new notes, we could seek the consent of our lenders to the purchase of the new notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing the new notes. In this case, our failure to purchase the tendered new notes would constitute an event of default under the indenture which would, in turn, constitute a default under the term loan agreement and/or other indebtedness. Furthermore, we cannot assure that we will have sufficient resources to satisfy our repurchase obligation with respect to the new notes following a change of control.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL NEW NOTES.

     The new notes are new securities for which there is currently no market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell your new notes. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.

                           FORWARD-LOOKING STATEMENTS

     Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to statements concerning:

     - future results of operations or financial position;
     - future liquidity at the parent company;
     - future health care and administrative costs;
     - future premium rates for commercial and Medicare business;
     - future growth of membership and membership composition;
     - future health care benefits;
     - future provider network;
     - future provider utilization rates;
     - future medical loss ratio levels;
     - future claims payment, service performance and other systems and operations matters;
     - our readiness for Year 2000;
     - proposed efforts to control health care and administrative costs;
     - future dispositions of certain businesses and assets;
     - future provider payment and risk-sharing agreements with health care providers;
     - the Turnaround Plan;
     - future enrollment levels;
     - future government regulation and relations;
     - the future of the health care industry; and
     - the impact on Oxford of recent events, legal proceedings and regulatory investigations and examinations, and other statements contained herein regarding matters that are not historical facts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                      YEAR ENDED DECEMBER 31
                                                 --------------------------------
                                                 1998   1997   1996   1995   1994
                                                 ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.............   *      *     25.6   19.3   17.6

-------------------------
* Earnings were insufficient to cover fixed charges by $615.2 million for 1998 and $431.6 million for 1997.

     For purposes of computing these ratios, our earnings before income taxes, as reported in our most recent Annual Report on Form 10-K/A, have been increased by the fixed charges. The amount of earnings was then divided by the amount of fixed charges, the result being the ratio of earnings to fixed charges. Fixed charges represent interest expense (no interest has been capitalized) plus the estimated interest factor in rental expense.

     For current information on these ratios, please see our most recent Annual Report on Form 10-K/A. See "Where You Can Find More Information" for a description of how to obtain this document.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1998, as adjusted to give effect to the exchange offer. The issuance of the new notes will not affect our capitalization.

                                                           DECEMBER 31, 1998
                                                         ----------------------
                                                                         AS
                                                          ACTUAL      ADJUSTED
                                                         ---------    ---------
                                                         (Dollars in thousands)
Long-term debt:
  11% Senior Notes -- due May 2005.....................  $ 200,000    $      --
  11% Senior Notes -- due May 2005.....................         --      200,000
  Term loan due May 2003...............................    150,000      150,000
Obligations under capital leases.......................     18,850       18,850
Redeemable preferred stock:............................
  Series A.............................................    208,888      208,888
  Series B.............................................     89,928       89,928
     Total.............................................    298,816      298,816
Shareholders' equity (deficit):
  Common stock, $.01 par value, authorized 400,000,000
     shares; issued and outstanding 80,515,872
     shares............................................        805          805
  Additional paid-in capital...........................    506,243      506,243
  Accumulated deficit..................................   (692,290)    (692,290)
  Accumulated other comprehensive earnings.............      4,137        4,137
                                                         ---------    ---------
     Total shareholders' equity (deficit)..............   (181,105)    (181,105)
                                                         ---------    ---------
     Total capitalization..............................  $ 486,561    $ 486,561
                                                         =========    =========

                                    BUSINESS

     We provide health care benefit plans through our HMO and insurance subsidiaries primarily in New York, New Jersey and Connecticut. Our product line includes our point-of-service plans, the Freedom Plan and the Liberty Plan, traditional health maintenance organizations, preferred provider organizations, Medicare plans, health care benefit plans for individuals and third-party administration of self-funded health plans.

     We distribute our products through several different internal channels, including direct sales representatives, business representatives, inbound telemarketing representatives and executive account representatives as well as through external insurance agents, brokers and consultants.

     On the date of this prospectus, we had a network of more than 47,000 providers under contract with us. The majority of the primary care physicians, specialists and hospitals in our network have contracted directly with us. We also have contracts with groups of providers such as physician hospital organizations, individual practice associations and other physician groups. We have entered into risk transfer agreements for the provision of health benefits to some of our Medicare beneficiaries as well as for pharmacy benefits management and laboratory and radiology services.

     For a full description of our business refer to our most recently filed Annual Report on Form 10-K/A, which is incorporated into this prospectus by reference. For a description of the risks involved in our business, refer to the section of this prospectus entitled "Risk Factors."

                               THE EXCHANGE OFFER

BACKGROUND

     We originally sold the outstanding 11% Senior Notes due 2005 on May 13, 1998, in a transaction exempt from the registration requirements of the Securities Act. Donaldson, Lufkin & Jenrette Securities Corporation, as the initial purchaser, subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A and to persons in offshore transactions in reliance on Regulation S under the Securities Act. As of the date of this prospectus, $200 million aggregate principal amount of old notes is outstanding.

     As a condition to the initial sale of the old notes, we entered into a registration rights agreement with Donaldson, Lufkin & Jenrette under which we agreed that we would, at our own cost:

     (1) file an exchange offer registration statement under the Securities Act with the SEC; and

     (2) use our best efforts:

         (a) to have the exchange offer registration statement declared effective under the Securities Act at the earliest possible time;

         (b) to cause the exchange offer registration statement to be effective continuously;

         (c) to keep the exchange offer open for no less than 20 business days; and

         (d) to cause the exchange offer to be consummated no later than the 30th business day after the exchange offer registration statement is declared effective by the SEC.

     We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The summary in this prospectus of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

TERMS OF THE EXCHANGE OFFER

     We will offer the new notes in exchange for surrender of the old notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal which accompanies this prospectus, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes under the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the new notes will be the same as the form and terms of the old notes except that:

     (1) the new notes will bear a different CUSIP number from the old notes;

     (2) the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

     (3) the new notes will not contain certain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, which are described in the registration rights agreement; and

     (4) holders of the new notes will not be entitled to any of the registration rights under the registration rights agreement, which will terminate upon consummation of the exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

     As of the date of this prospectus, $200,000,000 in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company. Solely for reasons of administration, we have fixed the close of business on --, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     In connection with the exchange offer, holders of old notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to such offers.

     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral notice of acceptance, confirmed in writing, or written notice of acceptance to The Chase Manhattan Bank, exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events specified in this prospectus or if old notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted old notes will be returned without expense to the tendering holder. If old notes were tendered by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with The Depositary Trust Company as promptly as practicable after the expiration date of the exchange offer.

     We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses." Holders who tender old notes in the exchange offer will therefore not need to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date of the exchange offer is 5:00 p.m., New York City time, on --, 1999, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we:

     - will notify the exchange agent of any extension by oral notice confirmed in writing, or written notice; and

     - will issue a press release or other public announcement of the extension, which will include disclosure of the approximate number of old notes deposited to date, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right:

     - to delay accepting any old notes, to extend the exchange offer, or to terminate the exchange offer if any of the conditions described below under "-- Conditions" have not been satisfied, by giving oral notice confirmed in writing, or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     We will promptly announce any such event by making a timely release to Dow Jones News Service, and we may or we may not do so by other means as well.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes of such amendments.

     We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest on the old notes began accruing on May 13, 1998 when we issued the old notes. Interest is payable on the old notes and will be payable on the new notes semi-annually in arrears on each May 15 and November 15. The new notes will accrue cash interest on the same terms as the old notes, i.e., at the rate of 11% per year from May 13, 1998, payable. The last interest payment date prior to the date of this prospectus was May 15, 1999. Interest on the new notes began accruing on May 15, 1999 and the first interest payment date for the new notes will be November 15, 1999.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth in the letter of transmittal, described in "-- Procedures for Tendering -- Representations upon Tendering Old Notes." However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of Oxford as defined in Rule 405 under the Securities Act. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past. If our belief is wrong you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to one year after the registration statement relating to this exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

SHELF REGISTRATION STATEMENT

     If :

     (1) the exchange offer is not permitted by applicable law or SEC policy; or

     (2) any holder of Transfer Restricted Securities, as defined below, notifies us prior to the 20th business day following the consummation of the exchange offer that:

         (a) it is prohibited by law or SEC policy from participating in the exchange offer, or

         (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales by it, or

         (c) it is a broker-dealer and holds old notes acquired directly from us or one of our affiliates,

then we will file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

     "Transfer Restricted Securities" means each old note or new note until the earliest of the date on which:

     - such old note is exchanged in the exchange offer by a person other than a broker-dealer and the related new note is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

     - following the exchange by a broker-dealer in the exchange offer, such new note is sold to a purchaser who receives a copy of this prospectus from such broker-dealer on or prior to the date of such sale;

     - such old note or new note has been registered under the Securities Act and has been disposed of in accordance with the shelf registration statement; or

     - such old note or new note is distributed to the public pursuant to Rule 144 under the Securities Act.

     We will then use our best efforts to cause the shelf registration statement to become effective on or prior to the 90th day after the date on which we become obligated to file the shelf registration statement. We will also use our best efforts to keep effective the shelf registration statement for a period of at least two years following the date on which such shelf registration statement first becomes effective under the Securities Act.

LIQUIDATED DAMAGES

     If:

     (1) we fail to file an exchange offer registration statement with the SEC on or prior to the filing deadline under the registration rights agreement;

     (2) the exchange offer registration statement is not declared effective by the SEC on or prior to the later of the 360th day after May 13, 1998 or the 90th day after the filing of the exchange offer registration statement with the SEC on or prior to the filing deadline;

     (3) the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

     (4) we are obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 30th day after such filing obligation arises;

     (5) we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 90th day after the filing thereof; or

     (6) the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or usable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability, then we agree to pay to each holder of Transfer Restricted Securities affected by the above liquidated damages in an amount equal to U.S.$0.05 per week per U.S.$1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that such circumstance listed in (1) through (6) above continues for the first 90-day period immediately following the occurrence of such circumstances. The amount of the liquidated damages will increase by an additional U.S.$0.05 per week per U.S.$1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all such circumstances listed in (1) through (6) above, have been cured, up to a maximum amount of liquidated damages of U.S.$0.50 per week per U.S.$1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay liquidated damages for more than one circumstance at any given time. Following the cure of all such circumstances, the accrual of liquidated damages will cease.

     We will pay all accrued liquidated damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

PROCEDURES FOR TENDERING

GENERAL

     You may tender your own old notes in the exchange offer. To tender in the exchange offer, a holder must do the following:

     (1) properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     (2) have the signatures thereon guaranteed if required by the letter of transmittal; and

     (3) except as discussed in "-- Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes and any other required documents, to the exchange agent at the address listed below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "-- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-entry transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

     The DTC has authorized its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should either:

     (1) complete and sign the letter of transmittal (or a manually signed facsimile of the letter), have the signature thereon guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal (or the manually signed facsimile) to the exchange agent according to the procedure described in "-- Procedures for Tendering" or

     (2) transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described in "-- Procedures for Tendering -- Book-Entry Transfer."

     By tendering, each holder will make the representations described under the heading "-- Representations upon Tendering Old Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     The tender by a holder and the acceptance of the tender by us will constitute the agreement between the holder and us set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL, OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

BENEFICIAL OWNERS

     If you are a beneficial owner of old notes and your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender on your behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     If you are a beneficial owner and you want to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

SIGNATURES ON LETTER OF TRANSMITTAL

     Signatures on a letter of transmittal or a notice of withdrawal generally must be guaranteed by an eligible guarantor institution, unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     An "eligible guarantor institution" is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder's name appears on the old notes.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with DTC's procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents is received by the exchange agent at its address listed below under "-- Exchange Agent" on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

     - the aggregate principal amount of old notes which have been tendered by such participant;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

     - that we may enforce such agreement against the participant.

     Delivery of an agent's message will also constitute an acknowledgement from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described on page 29 of this prospectus are true and correct.

ACCEPTANCE OF TENDERED NOTES

     All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

     (1) to reject any and all old notes not properly tendered;

     (2) to reject any old notes if our acceptance of such notes would, in the opinion of our counsel, be unlawful; and

     (3) to waive any defects, irregularities or conditions of tender as to particular old notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tenders of old notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived.

     Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

REPRESENTATIONS UPON TENDERING OLD NOTES

     By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

     (1) you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

     (2) you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Oxford;

     (3) you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer;

     (4) you have full power and authority to tender, sell, assign and transfer the old notes tendered;

     (5) we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us; and

     (6) you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and:

     - you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date;

     - you cannot complete the procedure for book-entry transfer, before the expiration date; or

     - your old notes are not immediately available in order for you to meet the expiration date deadline,

     then you may participate in the exchange offer if:

     (1) the tender is made through an eligible guarantor institution;

     (2) prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

        (a) the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered;

        (b) a statement that the tender is being made thereby; and

        (c) a guarantee that, within three business days after the expiration date, the letter of transmittal (or facsimiles thereof) together with the certificate(s) representing the old notes in proper form for transfer or an agent's message and a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     (3) the exchange agent receives, within three business days after the expiration date

        (a) a properly completed and executed letter of transmittal or facsimile or an agent's message in the case of a book-entry transfer;

        (b) the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility; and

        (c) all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     (1) specify the name of the person having deposited the old notes to be withdrawn;

     (2) identify the old notes to be withdrawn including the certificate number(s), if applicable, and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent;

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

     (4) specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

     All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes that have been tendered but that are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration date.

CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

     (2) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

     (3) any governmental approval has not been obtained, which approval we will, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights will not be deemed a waiver of such right, and such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     (1) refuse to accept any old notes and return all tendered old notes to the tendering holders;

     (2) extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

     (3) waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose the by means of a prospectus supplement that will be distributed to the registered holders.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Chase Manhattan Bank addressed as follows:

                      BY MAIL, HAND OR OVERNIGHT COURIER:

                                55 Water Street
                            Room 234, North Building
                               New York, NY 10041
                              Attn: Carlos Esteves

                 BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY):

                        (212) 638-7380 or (212) 638-7381

                             CONFIRM BY TELEPHONE:

                                 (212) 638-0828

     The Chase Manhattan Bank also acts as trustee under the indenture governing the notes.

FEES AND EXPENSES

     We will pay the expenses of this exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.

VOLUNTARY PARTICIPATION

     Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and condition of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

     - to us, upon redemption thereof or otherwise;

     - so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

     - outside the United States to a foreign person in accordance with the requirements of Regulation S under the Securities Act; or

     - pursuant to an effective registration statement under the Securities Act,

in each case in accordance with all other applicable securities laws.

REGULATORY APPROVALS

     There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the exchange offer. However, the applicable state regulatory authorities that regulate our business have requested copies of all documentation relating to our indebtedness, including the new notes. We intend to provide these regulators with copies of the material documents related to the exchange offer, including this registration statement.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The old notes were issued, and the new notes will be issued, under the Indenture, dated as of May 13, 1998 between us and The Chase Manhattan Bank, as trustee. The following description of the material provisions of the indenture is a summary only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. Capitalized terms used in this prospectus and not otherwise defined will have the meanings given to them in the indenture. For definitions of some terms used in the indenture and referred to in the following summary. See "-- Definitions" below. References in this section to the "notes" are references to both old notes and new notes.

     The old notes and the new notes will be considered collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

     The old notes are and the new notes will be senior unsecured obligations of Oxford and:

     - will rank senior in right of payment to all our subordinated
       Indebtedness;

     - will rank equally in right of payment with all existing and future senior Indebtedness, including borrowings under the term loan agreement, dated as of May 13, 1998, by and among us, the financial institutions listed therein as lenders, DLJ Capital Funding, Inc. as syndication agent and IBJ Schroder Bank & Trust Company, as facility manager; and

     - will be effectively subordinated to all our existing and future secured Indebtedness, including Indebtedness pursuant to the term loan agreement, to the extent of the value of the assets securing such Indebtedness, and the notes will be structurally subordinated to Indebtedness and other liabilities of our Subsidiaries, including any guarantees of our Subsidiaries of Indebtedness under the term loan agreement.

     As of April 30, 1999, we had approximately $350.0 million of senior Indebtedness, including the old notes.

     Restrictions in the indenture on our ability and the ability of our Restricted Subsidiaries to incur additional Indebtedness, to make certain asset sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of our assets or the assets of our Restricted Subsidiaries, may make more difficult or discourage a takeover of us, whether favored or opposed by our management. The indenture may not afford holders of notes protection in all circumstances from the adverse aspects of a leveraged transaction, reorganization, restructuring, merger or similar transaction.

     As of the date of this prospectus, all of our Subsidiaries constitute Restricted Subsidiaries for the purposes of the indenture. Under certain circumstances, we will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The new notes will be limited in aggregate principal amount to $200 million and will mature on May 15, 2005. In this prospectus we offer new notes in aggregate principal amount of $200 million in exchange for the old notes. Interest on the new notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 1999, to holders of record on the immediately preceding May 1 and November 1. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The new notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples thereof.

     Principal, premium, if any, liquidated damages, if any, and interest on the new notes will be payable, and the new notes may be presented for registration of transfer or exchange, at the corporate trust office of the trustee or another office or agency of Oxford as determined by us. We may change the office or agency without prior notice to holders of the new notes, and any of our Subsidiaries may act as paying agent or registrar.

     At our option, payment of liquidated damages, if any, or interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes. However, all payments with respect to new notes and certificated securities, the holders of whom have given wire transfer instructions to the trustee by the record date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

OPTIONAL REDEMPTION

     We cannot redeem new notes prior to May 15, 2002, unless we redeem them out of the net proceeds of certain issuances of our equity interests or in the case of a change of control. We have the option to redeem the new notes after May 15, 2002, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder of new notes to be redeemed, at the following redemption prices expressed as percentages of principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated in the table below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002......................................................     105.500%
2003......................................................     102.750
2004 and afterwards.......................................     100.000

     At any time on or before May 15, 2001, we may redeem for cash up to 33 1/3% of the original aggregate principal amount of the notes issued under the indenture with the net proceeds from public issuances of our equity interests other than Disqualified Stock at a redemption price of 111% of principal amount, plus any accrued and unpaid interest and liquidated damages, if any, to the redemption date. However, at least 66 2/3% of the original aggregate principal amount of the notes issued under the indenture must remain outstanding immediately after each such redemption. Any such redemption must occur within 60 days of the date of the closing of the public offering of equity interests. Equity interest means capital stock, warrants, options or other rights to acquire capital stock but excluding any debt security that is convertible into, or exchangeable for, capital stock.

     If we do not redeem all of the new notes, the trustee will select new notes or portions of the notes for redemption on a pro rata basis, by lot or by the method it deems fair and appropriate. New notes may be redeemed in part in multiples of $1,000 principal amount only. Notices of redemption will be sent by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address.

     If we redeem any new note in part only, the notice of redemption that relates to such new note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of its holder upon cancellation of the original new note. On and after the redemption date, interest will cease to accrue on new notes or portions of them called for redemption unless we default in the payment thereof.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," we are not required to make any mandatory redemption, purchase or sinking fund payments with respect to the new notes prior to the maturity date.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     The indenture provides that when a "Change of Control" occurs, each holder of notes will have the right to require us to repurchase all or any part equal to $1,000 or an integral multiple thereof of such holder's notes pursuant to an offer, referred to below as a "Change of Control Offer". The offer price will be in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. This amount is referred to as the "Change of Control Payment." Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. The definition of Change of Control is provided under "-- Definitions."

     The Change of Control Offer will remain open for a period of 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the offer period, we will purchase all notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer. Payment for any notes so purchased will be made in the same manner as interest payments are made on the notes.

     If the date on which we purchase notes pursuant to a Change of Control is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and liquidated damages, if any, will be paid to the person in whose name a new note is registered at the close of business on such record date. No additional interest will be payable to holders who tender notes pursuant to the Change of Control Offer.

     On such purchase date, we will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the new notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

The paying agent will promptly mail to each holder of notes tendered the Change of Control Payment for the notes and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Each such note must be in a principal amount of $1,000 or an integral multiple thereof. We will promptly return any notes not accepted pursuant to the Change of Control Offer. We will publicly announce the results of the Change of Control Offer on the date on which we purchase notes pursuant to a Change of Control.

     Except as described above, the indenture does not contain provisions that permit the holders of notes to require us to redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. In addition, the existence of the holder's right to require us to repurchase such holder's notes upon the occurrence of a Change of Control may or may not deter a third party from seeking to acquire us in a transaction that would constitute a Change of Control.

     Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The term loan agreement provides that certain change of control events with respect to Oxford would require us to prepay mandatorily amounts outstanding thereunder at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, subject to the right of each lender to waive its entitlement to prepayment. In addition, certain events that may obligate us to prepay outstanding obligations under the term loan agreement do not constitute a Change of Control under the indenture. We may not have sufficient resources to repay Indebtedness under the term loan agreement, and we may not have sufficient resources to repurchase tendered notes. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are directly or indirectly prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, the purchase of notes will remain prohibited. Our failure to purchase tendered notes may constitute a breach of the indenture which would, in turn, constitute a default under the term loan agreement and could lead to the acceleration of the Indebtedness thereunder. In any such event, the security granted in respect of the term loan agreement could result in the holders of the notes receiving less ratably than our other creditors.

  ASSET SALES

     The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, engage in an Asset Sale, as defined in "-- Definitions," unless:

     (1) we, or our Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or equity interests sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to us, or our Restricted Subsidiary, as the case may be, in any material respect than the then prevailing market conditions, evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the trustee; and

     (2) at least 75%, 100% in the case of lease payments, of the consideration therefor received by us or our Restricted Subsidiary is in the form of cash or Cash Equivalents. The amount of any liabilities of us or any Restricted Subsidiary, as shown on our most recent balance sheet or the most recent balance sheet of our Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or our Restricted Subsidiary from further liability will be deemed to be cash for the purposes of this clause (2).

     Within 364 days after the receipt of any Net Proceeds, as defined in "-- Definitions," from an Asset Sale, we, or the Restricted Subsidiary, as applicable, either:

     (1) may apply the Net Proceeds:

         (a) to make an investment in, to make a capital expenditure relating to, or to acquire other tangible assets in, the commercial group health benefit business in New York, New Jersey or Connecticut;

         (b) to the reduction of Indebtedness under the term loan agreement or the permanent reduction of any of our other indebtedness that ranks equally with and without preference to the notes or the permanent reduction of any long-term Indebtedness of a Restricted Subsidiary; or

         (c) to make capital contributions to regulated Restricted Subsidiaries covering commercial lives operating in New York, New Jersey or Connecticut which contributions are required by law or requested in writing to be made by the appropriate state regulatory authorities; or

     (2) with respect to Net Proceeds received from an Asset Sale by a regulated Restricted Subsidiary which are not permitted by appropriate state regulatory authorities to be distributed or otherwise transferred, retain such Net Proceeds as capital of such regulated Restricted Subsidiary.

     Any Net Proceeds from Asset Sales that are not applied or invested or committed to be applied or invested, as provided above will be deemed to constitute "Excess Proceeds." If the aggregate amount of Excess Proceeds exceeds $20 million, then on the earlier of:

     (1) the 365th day after an Asset Sale; or

     (2) such date as our Board of Directors or the Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale in the manner set forth above, we will be required to make an offer to all holders of notes, an "Asset Sale Offer," to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, on the notes to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis, by lot or by another method as the trustee deems fair and appropriate. The notes will only be purchased in increments of $1,000. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Asset Sale Offer will remain open for a period of 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the Asset Sale Offer period, we will purchase the principal amount of notes required to be purchased pursuant to this covenant or, if less than such required amount has been tendered, all notes tendered in response to the Asset Sale Offer. Payment for any notes so purchased will be made in the same manner as interest payments are made on the notes.

     If the date that we purchase notes pursuant to an Asset Sale Offer is on or after an interest record date and on or before the related interest payment date, then any accrued and unpaid interest and liquidated damages, if any, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.

     On or before the date that we purchase notes pursuant to an Asset Sale Offer, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the principal amount of notes or portions thereof required to be purchased pursuant to this covenant tendered pursuant to the Asset Sale Offer, or if less than such amount has been tendered, all notes tendered, and will deliver to the trustee an Officers' Certificate stating that such notes or portions of notes were accepted for payment by us in accordance with the terms of this covenant. We, the Depositary or the paying agent, as the case may be, will promptly, but in any case not later than five days after the date that we purchase new notes pursuant to an Asset Sale Offer, mail or deliver to each tendering holder an amount equal to the purchase price of the notes tendered by such holder and accepted by us for purchase, and we will promptly issue a note, and the trustee, upon delivery of an Officers' Certificate from us, will authenticate and mail or deliver such note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered. Any note not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Asset Sale Offer on the date that we purchase the notes pursuant to an Asset Sale Offer.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to any Asset Sale Offer.

     The indenture also provides that:

     (1) a sale of the stock or assets of FPA Medical Management, Inc. will be for cash only;

     (2) at least 50% of the consideration received by us or a Restricted Subsidiary from the sale of stock or assets of Oxford Specialty Holdings, Inc., Oxford Specialty Management, Inc., Specialty Management Company (NY) IPA, Inc., Specialty Management Company (PA) IPA, Inc., Specialty Management Company (NJ) IPA, Inc. and Specialty Management Company (CT) IPA, Inc. and Oxford Health Plans (NH), Inc. will be cash or Marketable Securities;

     (3) there will be no restrictions on the consideration received by us and our Restricted Subsidiaries from the sale of the stock or assets of or indebtedness issued by a Minority Investment or the New York, New Jersey, Florida or Pennsylvania Medicaid business, Oxford Health Plans
         (IL), Inc. or Oxford Health Plans (FL), Inc.; and

     (4) the consideration received by us and our Restricted Subsidiaries from all other Excluded Asset Sales will be cash.

     We and our Restricted Subsidiaries will sell all such Marketable Securities for cash no later than the earlier of 60 days from receipt and the termination or expiration of any governmental limitation of such sale.

     We have agreed to cause our Restricted Subsidiaries to transfer to us all consideration received by the Restricted Subsidiaries from Asset Sales and Excluded Asset Sales as promptly as practicable, except in the case of Asset Sales to the extent the proceeds thereof are applied as set forth in clause
(1)(c) or (2) of the second paragraph of this section.

COVENANTS

  RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any payment or distribution on account of our or any of our Restricted Subsidiaries' equity interests, including, without limitation, any payment in connection with any merger or consolidation involving us other than:

         (a) dividends or distributions payable in equity interests other than our Disqualified Stock;

         (b) dividends or distributions payable to us or any of our Wholly Owned Subsidiaries; or

         (c) dividends payable in preferred stock in accordance with the investment agreement, dated as of February 28, 1998, by and between us and TPG Partners II, L.P.;

     (2) make any payment, other than in equity interests other than Disqualified Stock, in connection with any settlement or resolution of any claims, investigations, proceedings and ligation arising out of or relating to federal or state law relating to the purchase or sale of securities, including, without limitation, stockholders' derivative actions involving us or any of our Restricted Subsidiaries (excluding Qualified Insurance Payments);

     (3) purchase, redeem or otherwise acquire or retire for value any of our equity interests or any of our restricted subsidiaries, other than any such equity interests owned by us or any of our Restricted Subsidiaries;

     (4) prepay, purchase, redeem, defease or otherwise acquire or retire for value prior to its stated maturity any Indebtedness that is subordinated to the new notes; or

     (5) make any Restricted Investment.

The payments and other actions set forth above in clauses (1) through (5) are referred to as "Restricted Payments." We may make, and may permit our Restricted Subsidiaries to make, Restricted Payments if at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default under the indenture has occurred and is continuing or would occur as a consequence thereof;

     (b) at the time of the Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Restricted Payment is made is at least 2.25 to 1; and

     (c) such Restricted Payment when taken together with all other Restricted Payments relating to such period does not exceed 50% of our Consolidated Net Income for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Restricted Payment is made.

     The foregoing provisions will not prohibit the following transactions, as long as, in the case of transactions described in clauses (2) through (6) below, no Default or Event of Default will occur and be continuing after the transaction:

     (1) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

     (2) the making of any Restricted Payment, other than the payment, of a dividend either in exchange for or out of the proceeds of the substantially concurrent sale, other than to a Subsidiary of, or from substantially concurrent additional capital contributions in respect of, our equity interests, other than Disqualified Stock;

     (3) the redemption, repurchase, retirement or other acquisition of any of our equity interests either in exchange for or out of the proceeds of, the substantially concurrent sale, other than to a Subsidiary of, or from substantially concurrent additional capital contributions in respect of, our other equity interests, other than any Disqualified Stock;

     (4) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from:

         (a) an incurrence of Permitted Refinancing Indebtedness; or

         (b) the substantially concurrent sale, other than to a Subsidiary of, or from substantially concurrent additional capital contributions in respect of, our equity interests, other than Disqualified Stock;

     (5) an exchange of Disqualified Stock for Disqualified Stock that constitutes Permitted Refinancing Indebtedness; and

     (6) any dividend or other distribution made by any of our Wholly Owned Subsidiaries to another of our Wholly Owned Subsidiary or to us.

     As of April 30, 1999, all of our Subsidiaries were Restricted Subsidiaries. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default. For purposes of making such determination, all outstanding Investments after May 13, 1998 by us and our Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary that will be designated an Unrestricted Subsidiary will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. The designation as an Unrestricted Subsidiary will only be permitted if such Restricted Payment would be permitted at the time of designation and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments other than cash will be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by us or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of the assets will be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee. Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed. These calculations may be based upon our latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, including Acquired Indebtedness. In addition, we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock.

     However, we may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if:

     (1) the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately prior to the date on which the additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been created, incurred, issued, assumed or guaranteed or the Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period; and

     (2) no Default or Event of Default occurred and is continuing or would occur as a consequence thereof.

     The foregoing provisions will not apply to:

          (a) the incurrence of Indebtedness under the term loan agreement, and any guarantees by our Subsidiaries with respect thereto, as long as the aggregate principal amount of all Indebtedness outstanding under the term loan agreement does not at any time exceed $150 million;

          (b) the incurrence of Indebtedness represented by the new notes;

          (c) all Existing Indebtedness;

          (d) the incurrence by us or our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Purchase Money Obligations or similar financing transactions relating to our properties, assets and rights acquired after May 13, 1998, as long as the aggregate principal amount of such Indebtedness under this clause (d) does not exceed 100% of the cost of such properties, assets and rights;

          (e) the incurrence by us or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of such entity that was permitted by the indenture to be incurred;

          (f) the incurrence by us or any Restricted Subsidiaries of intercompany Indebtedness between or among us and any Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that:

               (1) any subsequent issuance or transfer of equity interests that results in any such Indebtedness being held by a person other than a Wholly Owned Subsidiary; and

               (2) any sale or other transfer of any such Indebtedness to a person that is neither Oxford nor a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be;

          (g) the incurrence, assumption or creation of Hedging Obligations of us or one of our Restricted Subsidiaries pursuant to interest rate protection obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 100% of the aggregate principal amount of the Indebtedness covered by such interest rate protection obligations;

          (h) the incurrence by us or any Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

          (i) the incurrence by us or any Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by us or any Restricted Subsidiaries in the ordinary course of business;

          (j) the incurrence or assumption by us or any of our Restricted Subsidiaries of Indebtedness arising from our agreements or the agreements of Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed by us or a Restricted Subsidiary in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or otherwise, as long as the maximum assumable liability in respect of all such Indebtedness does not exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition; and

          (k) the incurrence by us and our Restricted Subsidiaries of Indebtedness in an aggregate principal amount of up to $50 million which will be in addition to amounts which may be incurred pursuant to clauses (a) through (j) above.

     Notwithstanding any other provision of this covenant, a guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     In the event that Indebtedness falls within more than one category of permitted Indebtedness under the indenture, we will determine the applicable category and such Indebtedness will only be counted once. If Indebtedness is issued at less than the principal amount thereof, the amount of such Indebtedness for purposes of the above limitations will equal the amount of the liability as determined in accordance with GAAP. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction unless:

     (1) we could have incurred:

          (a) Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (b) a Lien to secure such Indebtedness pursuant to the covenant "-- Liens;"

     (2) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant under "-- Repurchase at the Option of Holders -- Asset Sales."

  LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to:

     (1) create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind, other than Permitted Liens, upon any of our current or future property or assets, or upon any income or profits therefrom; or

     (2) assign or convey any right to receive income from any of our current or future property or assets unless contemporaneously therewith, effective provision is made to secure the Indebtedness under the indenture and the notes on an equal and ratable basis with, or prior to in the case of Liens with respect to obligations subordinated to the notes, the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.

  LIMITATION ON SALE OF STOCK OR ASSETS OF PRINCIPAL SUBSIDIARIES

     Except for a transaction subject to the provisions of the indenture described below under "-- Merger, Consolidation or Sale of Assets," or a transaction described under the definition of "Excluded Asset Sales," we:

     (1) will not, and will not permit any Subsidiary to, directly or indirectly, sell, transfer, convey or otherwise dispose of, other than to us or one of our Wholly Owned Restricted Subsidiary, any Capital Stock of a Principal Subsidiary or any securities convertible into or warrants, rights or options to subscribe for Capital Stock of any Principal Subsidiary; and

     (2) will not permit any Principal Subsidiary to issue, sell, transfer, convey or otherwise dispose of, other than to us or one of our Wholly Owned Restricted Subsidiary, any of its Capital Stock or securities convertible into, or rights, warrants or options to subscribe for, its Capital Stock or sell, transfer, convey or otherwise dispose of any of its group contracts or subscriber contracts relating to commercial group health benefit plans.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries on our Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

     (2) pay any indebtedness owed to us or any of our Restricted Subsidiaries;

     (3) make loans or advances to us or any of our Restricted Subsidiaries; or

     (4) transfer any of our properties or assets or those of our Restricted Subsidiaries to us or any of our Restricted Subsidiaries.

     The foregoing provisions will not prohibit encumbrances or restrictions existing under or by reason of:

         (a) Existing Indebtedness as in effect on the date of the indenture;

         (b) the term loan agreement as in effect as of May 13, 1998, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, as long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the term loan agreement as in effect on May 13, 1998;

         (c) the indenture and the notes;

         (d) any instrument governing Acquired Indebtedness or Capital Stock of a person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

         (e) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the property so acquired;

         (f) customary non-assignment provisions in licenses, leases and agreements relating to intellectual property entered into in the ordinary course of business and consistent with past practices;

         (g) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the indenture, as long as the encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

         (h) any law or any governmental regulation or order or pursuant to any agreement or understanding with any regulatory body or agency; as long as, if such order would prevent us from making a payment under the indenture, we have used our reasonable efforts to have any such order diminished or removed by any regulator authorized to do so and to obtain any exemptive orders from the relevant regulator with respect to such encumbrance or restriction to the extent such exemptive orders are reasonably practicable under applicable laws and regulations; or

         (i) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

  TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to any Affiliate, or purchase any property or assets from any Affiliate, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each of the foregoing, an "Affiliate Transaction," unless:

     (1) such Affiliate Transaction is in the ordinary course of business;

     (2) the terms of such Affiliate Transaction are fair and reasonable to us or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by us or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties; and

     (3) we deliver to the Trustee:

         (a) with respect to any Affiliate Transaction entered into after the date of the indenture involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5 million, an opinion as to the fairness to us or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm or appraisal firm of national standing.

The following will not be deemed to be Affiliate Transactions:

     - the transactions contemplated by the investment agreement with TPG Partners and the preferred stock and warrants or any exchange of Disqualified Stock under paragraph (e) of the section entitled
       "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or amendment to the certificates of designations that govern the preferred stock in lieu of any such exchange;

     - reasonable fees and compensation paid to, and indemnity provided on behalf of, our officers and directors or the officers and directors of any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management;

     - transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, including, without limitation, pursuant to joint venture agreements and otherwise in compliance with the terms of the indenture and which comply with the terms of clause (2) above;

     - transactions constituting Permitted Investments;

     - any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of us or such Restricted Subsidiary, including, without limitation, any such employment agreements entered into prior to the date of the indenture, and

     - transactions between or among us and/or our Restricted Subsidiaries.

  LIMITATION AS TO UNRESTRICTED SUBSIDIARIES

     We will not permit any Unrestricted Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except Non-Recourse Debt. If any such Indebtedness ceases to be Non-Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by us or a Restricted Subsidiary. We and our Restricted Subsidiaries will not designate, create or purchase any Unrestricted Subsidiary, unless our Board of Directors has made a determination that the designation, creation and operation of the Unrestricted Subsidiary is not reasonably expected to materially and adversely affect the financial condition, business or operations of Oxford and its Restricted Subsidiaries taken together as a whole. Our Board of Directors will set forth such determination in the resolution approving such designation, creation or purchase, which will be conclusive evidence of compliance with this covenant.

  LIMITATIONS ON ISSUANCE OF GUARANTEES

     We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee or secure any Indebtedness that ranks equally with, and without preference to the notes, other than the term loan agreement, or any Subordinated Indebtedness unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the trustee providing for the guarantee of the payment of the notes by such Restricted Subsidiary. In addition, in the case of any Subordinated Indebtedness, the guarantee of the notes must be senior to any guarantee of such Subordinated Indebtedness. Any such guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either:

     (1) the release or discharge of such guarantee of payment of Indebtedness that ranks equally with, and without preference to the notes, or any Subordinated Indebtedness, as applicable; or

     (2) any sale, exchange or transfer, to any person not our Affiliate, of all of our stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture, including, without limitation, the provisions set forth under the section entitled "-- Merger, Consolidation or Sale of Assets."

  LIMITATION ON BUSINESS ACTIVITIES

     We will not, and will not permit any of our Restricted Subsidiaries to, engage in any business other than:

     (1) a business, the majority of whose revenues are derived from providing, or arranging to provide, or administering, managing or monitoring healthcare services of any business or activity that is reasonably similar thereto or reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, issuance of health insurance, and such business activities incidental or related thereto; and

     (2) acting as a holding company for companies engaged in the businesses specified in (1) above.

  PAYMENTS FOR CONSENTS

     Neither we nor any of our Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     So long as any new notes are outstanding, we will furnish to the holders of new notes all financial information that would be required to be contained in a filing with the SEC on Form 10-K, 10-Q or 8-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual financial statements only, a report thereon by our independent public accountants. In addition, we will file a copy of all such information and reports with the SEC for public availability unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. We also have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to
Section 13 or 15(d) of the Exchange Act.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not, in a single transaction or series of related transactions:

     (1) consolidate or merge with or into another corporation, person or entity; or

     (2) directly and/or indirectly through our Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets determined on a consolidated basis for us and our Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, person or entity, unless:

         (a) we are the surviving corporation, or the entity or the person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition is a corporation organized or existing under the laws of one of the states of the United States or the District of Columbia;

         (b) the entity or person formed by or surviving any such consolidation or merger or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition is made, assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

         (c) immediately after such transaction no Default or Event of Default will occur and be continuing or result as a consequence thereof;

         (d) except in the case of a merger of us with or into one of our Wholly Owned Restricted Subsidiaries, we or the entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition is made:

               (1) will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

               (2) will be permitted to incur, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (e) if any of our property or assets would thereupon become subject to any Lien, the outstanding notes are secured equally and ratably with, or prior to, the obligation or liability secured by such Lien, unless we could create such Lien without equally and ratably securing the new notes; and

         (f) we deliver to the trustee an Officers' Certificate and an Opinion of Counsel addressed to the trustee with respect to the foregoing matters.

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

EVENTS OF DEFAULT AND REMEDIES

     Each of the following constitutes an Event of Default under the indenture:

     (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) our failure to comply with the provisions described under "-- Repurchase at the Option of Holders -- Change of Control,"
         "-- Repurchase at the Option of Holders -- Asset Sales,"
         "-- Covenants -- Restricted Payments," or "-- Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) our failure for 30 days after notice to comply with any of our other agreements in the indenture or the notes is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, other than Indebtedness owed to us or one of our Wholly Owned Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if either:

         (a) the default is caused by a failure to pay when due, after giving effect to any grace period related thereto, any principal of or premium, if any, or interest on such Indebtedness; or

         (b) the default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default as described in clause (a) above or the maturity of which has been so accelerated, aggregates $10 million or more;

     (6) our failure or the failure by any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid or discharged or stayed for a period of 60 days; and

     (7) specified events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries or group of Restricted Subsidiaries that, together taken, as of the latest audited consolidated financial statements for us and our Subsidiaries, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the new notes to be due and payable immediately. If an Event of Default arising from certain events of bankruptcy or insolvency occurs with respect to us, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, as of the latest audited consolidated financial statements for us and our Subsidiaries, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding new notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the event the new notes are accelerated because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the new notes will be automatically annulled if the holders of any Indebtedness described in clause (5) above have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:

     (1) the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may waive, on behalf of the holders of all of the notes, any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium and liquidated damages, if any, on the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     None of our directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes. This is referred to as "legal defeasance." Legal defeasance means that we are deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

     - the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages on such new notes when such payments are due from the trust referred to below;

     - our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     - the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture. This is referred to as "covenant defeasance." After that, any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, but not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either legal defeasance or covenant defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, noncallable U.S. government obligations, or a combination of the two, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

        (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or

        (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

        in either case to the effect that, and based on such ruling or change, the opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

     (3) in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     (6) we must deliver to the trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     (8) we must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, together with all other transfer documentation required by the indenture. We may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. For more specific information, see "Book-Entry; Delivery and Form."

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     The indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes.

     However, an amendment or waiver may not, without the consent of each holder affected, with respect to any notes held by a non-consenting holder:

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders;"

     (3) reduce the rate of or change the time for payment of interest on or liquidated damages, if any, with respect to the note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on or liquidated damages, if any, with respect to the notes, except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium or liquidated damages, if any, or interest on the notes;

     (7) waive a redemption payment with respect to any note; or

     (8) make any change in the foregoing amendment and waiver provisions.

     We and the trustee, however, may amend or supplement the indenture or the notes WITHOUT THE CONSENT of any holder of notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to holders of notes in the case of a merger, consolidation or sale of assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to provide for the succession of a successor trustee.

CONCERNING THE TRUSTEE

     The indenture contains some limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in some cases, or to realize on some property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur, which will not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

     Set forth below are certain defined terms used in the indenture and the summary of the terms of the new notes. Reference is made to the indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means, with respect to any specified person:

     (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary or is designated a Restricted Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary or Restricted Subsidiary of such specified person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

     "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

     "ASSET SALE" means:

     (1) the sale, lease (other than an operating lease), conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, including any disposition by means of a merger, consolidation or similar transaction and including the issuance, sale or other transfer of any of the capital stock of any Restricted Subsidiary of such person) other than to us or to any of our Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding) that have a fair market value (as determined in good faith by the Board of Directors of such person) in excess of $2 million or for net cash proceeds in excess of $2 million); and

     (2) the issuance of equity interests in any Restricted Subsidiaries or the sale of any equity interests in any Restricted Subsidiaries, in each case, in one or a series of related transactions,

provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include:

     (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets, as permitted pursuant to the covenant described under "-- Covenants -- Merger, Consolidation or Sale of Assets;"

     (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and consistent with past practice, including, without limitation, the sale of any investments constituting a portion of an investment portfolio in the ordinary course of business and consistent with past practice;

     (c) a transfer of assets by Oxford to a Restricted Subsidiary or by a Restricted Subsidiary to Oxford or to another Restricted Subsidiary;

     (d) an issuance of Equity Interests by a Restricted Subsidiary to Oxford or to another Restricted Subsidiary;

     (e) Permitted Investments;

     (f) any cash dividend, distribution, Investment or payment made pursuant to the first or second paragraph of the "Restricted Payments" covenant;

     (g) the sale or transfer of surplus or obsolete equipment in the ordinary course of business;

     (h) a pledge of all or any part of the Capital Stock of any Restricted Subsidiary or a Lien on any other property or asset of a Restricted Subsidiary permitted by the indenture; or

     (i) Excluded Asset Sales.

     "ATTRIBUTABLE DEBT," in respect of a sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended, to the extent the lease payments during such extension period are required to be capitalized on a balance sheet as a liability in accordance with GAAP).

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would, at such time, be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means

     (1) in the case of a corporation, corporate stock;

     (2) in the case of a limited liability company or similar entity, any membership or similar interests therein;

     (3) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (4) in the case of a partnership, partnership interests (whether general or limited); and

     (5) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "CHANGE OF CONTROL" means such time as:

     (1) we become aware that a "person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than TPG Partners II, L.P. and its Affiliates, has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 51% or more of the voting power of our voting stock on a fully-diluted basis after giving effect to the conversion and exercise of all our outstanding warrants, options and other securities whether or not such securities are then currently convertible or exercisable;

     (2) the sale, lease or transfer of all or substantially all of our assets to any person or group, other than TPG Partners II, L.P. and its Affiliates; or

     (3) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by our Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or was approved by TPG Partners II, L.P. and its Affiliates) cease for any reason to constitute a majority of our directors then in office.

     The definition of "Change of Control" includes a phrase relating to the sale, lease or transfer of "all or substantially all" of our assets and our Restricted Subsidiaries, taken as a whole to a person or group other than TPG Partners II, L.P. and its Affiliates. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture has no clearly established meaning under New York law, which is the choice of law under the indenture, but instead is subject to judicial interpretation and may vary according to the facts and circumstances of the subject transaction. Accordingly, in certain circumstances, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, lease or transfer of less than all of our assets and our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

     "CONSOLIDATED CASHFLOW" means, with respect to Oxford and its Restricted Subsidiaries for any period, the sum of, without duplication:

     (1) the Consolidated Net Income for such period, plus

     (2) to the extent deducted from Consolidated Net Income for such period,
         (x) the Fixed Charges for such period, plus (y) non-cash dividends on Oxford's preferred stock, plus

     (3) Consolidated Income Taxes for such period, plus

     (4) consolidated depreciation, amortization (including amortization of goodwill and other intangibles), depletion and other non-cash charges of Oxford and its Restricted Subsidiaries required to be reflected as expenses on the books and records of Oxford, minus

     (5) cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (4).

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a person shall be added to Consolidated Net Income to compute Consolidated Cashflow only to the extent that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

     "CONSOLIDATED INCOME TAXES" means, with respect to any person for any period, taxes imposed upon such person or other payments required to be made by such person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such person or such person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

     "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate of the net income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a Restricted Subsidiary thereof;

     (2) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to Oxford or one of its Restricted Subsidiaries;

     (3) without duplication:

         (a) losses of any Restricted Subsidiary shall be excluded with respect to the calculation under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (b) Net Income of any Restricted Subsidiary shall be excluded with respect to the calculation under such covenant to the extent that such Net Income has not been dividended or distributed in cash to Oxford; and

         (c) intercompany payments by the Restricted Subsidiaries to Oxford shall be included in net income of Oxford, and intercompany payments by Oxford to the Restricted Subsidiaries shall be deducted from net income with respect to the calculation under such covenant;

     (4) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (5) the cumulative effect of a change in accounting principles shall be excluded; and

     (6) income or loss attributable to discontinued operations shall be excluded.

     "CONSOLIDATED NET WORTH" of a person at any date means the amount by which the assets of such person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the indenture in any such assets (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of:

     (1) the total liabilities of such person and its consolidated Subsidiaries, plus

     (2) any Disqualified Stock of such person or any consolidated Restricted Subsidiaries of such person issued to any person other than such person or a wholly owned Restricted Subsidiary of such person, in each case determined in accordance with GAAP.

     "DEPOSITARY" means, with respect to the new notes issuable or issued in whole or in part in global form, the person specified in the indenture as the Depositary with respect to the new notes, until a successor shall have been appointed and become such Depositary pursuant to the applicable provision of the indenture, and, thereafter, "Depositary" shall mean or include such successor.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the date that the new notes mature.

     "EXCLUDED ASSET SALES" means the sale of the capital stock or assets of American Psych Systems, Inc., Ralin Medical, Inc., Opticare Eye Health Centers, Inc., Oxford Health Plans (IL), Inc., Oxford Health Plan (FL), Inc., St. Augustine Health Care, Inc. (Florida), the Medicaid businesses of Subsidiaries of Oxford in New Hampshire, New Jersey, New York, Florida and Pennsylvania, Oxford Specialty Holdings, Inc., Oxford Specialty Management, Inc., Specialty Management Company (NY) IPA, Inc., Specialty Management Company (PA) IPA, Inc., Specialty Management Company (NJ) IPA, Inc. and Specialty Management Company
(CT) IPA, Inc., Direct Script, Inc., Oxford On-Call, Inc., Oxford Health Centers, Inc., Oxford's dental business and Collegiate Healthcare, Inc. in an aggregate amount of consideration not to exceed $55 million. To the extent Oxford makes a Permitted Investment as described in clause (8) of the definition thereof, cash and Marketable Securities from Excluded Asset Sales in an amount equal to such Investment shall be deemed proceeds from Asset Sales and subject to the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales." To the extent the aggregate amount of consideration from Excluded Asset Sales received by Oxford and its Restricted Subsidiaries equals or exceeds $55 million, such excess shall be deemed proceeds from Asset Sales and subject to the "Asset Sale" covenant.

     "EXISTING INDEBTEDNESS" means the Indebtedness of Oxford and its Restricted Subsidiaries (other than Indebtedness under the term loan agreement) in existence on the date of the indenture, until such amounts are repaid.

     "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

     "FIXED CHARGES" means, with respect to any person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

     (2) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period;

     (3) any interest expense on indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

     (4) all dividend payments, whether or not in cash, on any series of preferred stock of any such person payable to a party other than Oxford or a Wholly Owned Subsidiary, other than dividend payments on Equity Interest payable solely in Equity Interests of Oxford.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any person for any period, the ratio of the Consolidated Cashflow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person and its Restricted Subsidiaries for such period.

In the event that Oxford or any of its Restricted Subsidiaries incurs, assumes, guarantees or repays any indebtedness (other than the incurrence or repayment of revolving credit borrowings used for working capital, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above:

     (1) acquisitions that have been made by Oxford or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Consolidated Cashflow and Indebtedness of the person which is the subject of any such acquisition (as well as any pro forma expense and cost reductions attributable thereto);

     (2) the Consolidated Cashflow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and Consolidated Cashflow shall reflect any pro forma expense and cost reductions relating to such discontinuance; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles in the United States which are in effect on the date of the indenture.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person under

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

     "HOLDER" means a person in whose name a new note is registered on the Registrar's books.

     "INDEBTEDNESS" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such person (whether or not such indebtedness is assumed by such person), the maximum fixed repurchase price of Disqualified Stock issued by such person in each case, if held by any person other than Oxford or a Wholly Owned Subsidiary of Oxford, and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person. For the purposes of this definition, the "maximum fixed repurchase price" of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

     "INVESTMENTS" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Oxford for consideration consisting of common equity securities of Oxford shall not be deemed to be an Investment.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "MARKETABLE SECURITIES" means debt or equity securities that are registered and, in the case of debt securities, are rated in one of the four highest ratings by one or more nationally recognized rating agencies.

     "MINORITY INVESTMENT" means an Investment in an Equity Interest in a person which Investment is held by Oxford or a Restricted Subsidiary such that Oxford and its Restricted Subsidiaries do not have more than 50% of the voting control over all outstanding Equity Interests in such person.

     "NAIC" means the National Association of Insurance Commissioners and its successors.

     "NET INCOME" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, and, for purposes of clause
(b)(i) under the covenant entitled "Restricted Payments" and, for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," before reduction for non-cash preferred stock dividends and for purposes of clause (b)(ii) under the covenant entitled "Restricted Payments," before reduction for preferred stock dividends, excluding in each case, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries;

     (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss); and

     (3) for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," any capital contributions made or required to be made by Oxford.

     "NET PROCEEDS" means the aggregate cash proceeds received by Oxford or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and net of any Purchase Money Obligations relating to the assets comprising such Asset Sale.

     "NON-RECOURSE DEBT" means Indebtedness:

     (1) as to which neither Oxford nor any of its Restricted Subsidiaries:

        (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, keepwell, makewell, agreement or instrument that would constitute Indebtedness), or

        (b) is directly or indirectly liable (as a guarantor or otherwise);

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Oxford or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse against any of the assets of Oxford or its Restricted Subsidiaries.

     "NOTE CUSTODIAN" means the trustee, as custodian with respect to the global new notes, or any successor entity thereto.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "OFFICER" means, with respect to any person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such person.

     "PARI PASSU INDEBTEDNESS" means any Indebtedness of Oxford that is pari passu in right of payment to the new notes. Pari passu means equal to, and without preference, each to the other.

     "PERMITTED INVESTMENTS" means

      (1) any Investments in Oxford or in any of its Restricted Subsidiaries;

      (2) any Investment in any person that becomes a Restricted Subsidiary as a result of such Investment provided that Oxford, after giving pro forma effect to such Investment, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

      (3) Investments in existence, or made pursuant to legally binding written commitments in existence, on May 15, 1998;

      (4) Investments in cash, Cash Equivalents and Investment Grade Securities;

      (5) loans or advances to employees made in the ordinary course of business;

      (6) receivables owing to Oxford or any Restricted Subsidiary in the ordinary course of business;

      (7) repurchase agreements and reverse repurchase agreements entered into by a Restricted Subsidiary with any lender or any primary dealer of United States government securities relating to Investment Grade Securities maturing within one year from the date of acquisition thereof; provided that the terms of any such agreement comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy-Repurchase Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985 and, in the case of a repurchase agreement with a primary dealer, a Restricted Subsidiary of Oxford or its duly authorized custodian shall take possession of the obligations subject to such agreement;

      (8) Investments in Hedging Obligations and other similar agreements or arrangements designed to protect Oxford or any of its Restricted Subsidiaries against fluctuations in the value of Investments of Oxford and its Restricted Subsidiaries, in each case to the extent permitted under the indenture;

      (9) accounts receivable created or acquired, and prepaid expenses arising, in the ordinary course of business;

     (10) the endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

     (11) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales;"

     (12) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

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

     (13) Investments in St. Augustine Health Care, Inc. made after May 13, 1998 in an amount not to exceed $6,000,000; and

     (14) Investments in an aggregate amount not to exceed $2.5 million at any one time outstanding which shall be in addition to Investments which may be made pursuant to clauses (1) through (13) above.

"PERMITTED LIENS" means:

      (1) Liens securing Indebtedness incurred pursuant to any credit agreement or credit facility that is permitted by the terms of the indenture to be outstanding, including, without limitation, Liens securing Indebtedness incurred under the Term Loan Agreement;

      (2) Liens in favor of Oxford or any Restricted Subsidiary;

      (3) Liens on property of a person existing at the time such person is merged into or consolidated with Oxford or any Restricted Subsidiary of Oxford; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to any assets of Oxford or any of its Restricted Subsidiaries other than the assets of the person so merged into or consolidated with Oxford or such Restricted Subsidiary;

      (4) Liens on property existing at the time of acquisition thereof by Oxford or any of its Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of Oxford or any of its Restricted Subsidiaries other than the property so acquired;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made therefor;

      (6) Liens existing on the date of the indenture;

      (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (8) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Indebtedness (to the extent permitted under the indenture) of Unrestricted Subsidiaries;

      (9) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Oxford or any of its Restricted Subsidiaries;

     (10) statutory Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable;

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

     (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (12) Purchase Money Liens (including extensions and renewals thereof);

     (13) interests of lessors in capital or operating leases;

     (14) Liens on deposits made in connection with hedging arrangements;

     (15) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of Oxford or any of its Restricted Subsidiaries, including rights of offset and setoff;

     (16) prejudgment Liens and judgment Liens not giving rise to a Default or Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated, or so long as the period within which such proceeding may be initiated shall not have expired; and

     (17) Liens incurred in the ordinary course of business of Oxford or any Subsidiary of Oxford with respect to obligations permitted under the indenture that do not exceed $1 million in principal amount in the aggregate at any one time outstanding.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Oxford or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness (including the issuance of Disqualified Stock in exchange for Disqualified Stock) of Oxford or any of its Restricted Subsidiaries (other than Indebtedness under the Term Loan Agreement); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the outstanding principal amount (or then current accreted value, if applicable) and redemption premium of, plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by Oxford or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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

     "PRINCIPAL SUBSIDIARY" means Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc., Oxford Health Plans (CT), Inc. and Oxford Health Insurance, Inc.

     "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

     "PURCHASE MONEY OBLIGATIONS" of any person means any obligations of such person to any seller or any other person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "QUALIFIED INSURANCE PAYMENTS" means payments made by third party insurers to Oxford and the Restricted Subsidiaries in respect of claims, investigations, proceedings and litigation arising out of or relating to federal or state law relating to the purchase or sale of securities, including, without limitation, stockholders' derivative actions, less reimbursement payments required from Oxford or its Restricted Subsidiaries in connection with such payments.

     "REPRESENTATIVE" means the indenture trustee or other trustee, client or representative for any senior Indebtedness.

     "RESPONSIBLE OFFICER" when used with respect to the trustee, means any officer within the Corporate Trust Administration of the trustee (or any successor group of the trustee) or any other officer of the trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

     "SUBSIDIARY" means, with respect to any person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof); and

     (2) any partnership:

          (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person, or

          (b) the only general partners of which are such person or one or more Subsidiaries of such person, or any combination thereof.

     "UNRESTRICTED SUBSIDIARY" means

     (1) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

        (a) has no Indebtedness other than Non-Recourse Debt;

        (b) is not party to any agreement, contract, arrangement or understanding with Oxford or any Restricted Subsidiary of Oxford unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Oxford or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Oxford;

        (c) is a person with respect to which neither Oxford nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional equity interests or (2) to maintain or preserve such person's financial condition or to cause such person to achieve or maintain any specified levels of profitability; and

        (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Oxford or any of its Restricted Subsidiaries.

     Any such designation by the Board of Directors of Oxford shall be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors of Oxford giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Oxford as of such date. The Board of Directors of Oxford may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Oxford of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED SUBSIDIARY" of any person means a Restricted Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required by applicable law to be held by third parties) shall at the time be owned by such person or by one or more Wholly Owned

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

Subsidiaries of such person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture.

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. This global note will be deposited upon issuance with The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of a nominee of DTC.

THE GLOBAL NOTE

     We expect that pursuant to procedures established by DTC:

     (1) upon the issuance of the global note, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary, and

     (2) ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through participants.

     So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or such nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of interest, principal and other amounts due on the global note will be made to DTC or its nominee as the registered owner. None of Oxford, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to this beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's settlement system in accordance with DTC rules and will be settled in same day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global note are credited. Further, DTC will take action only as to such portion of the notes as to which the participant or participants has given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global note for certificated notes, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as a depositary for the global note and we do not appoint a successor depositary within 90 days, certificated notes will be issued in exchange for the global note.

                       DESCRIPTION OF TERM LOAN AGREEMENT

     The following is a summary description of the principal terms and conditions of the term loan agreement. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the term loan agreement.

     The term loan agreement provides for a $150 million senior secured term loan with a final maturity on May 13, 2003, at which time all outstanding amounts will be due and payable. Prior to the final maturity of the term loan, there are no scheduled principal payments. The term loan agreement provides for mandatory prepayments of:

     (1) all net proceeds from the sale of assets, subject to certain exceptions and to the receipt of any required regulatory approvals;

     (2) all net proceeds from the issuance of debt securities;

     (3) 50% of the net proceeds from certain equity issuances; and

     (4) the entire aggregate principal amount plus a premium equal to 1.00% of the aggregate principal amount of the loan prepaid upon a "change of control."

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

We may utilize borrowings under the term loan agreement to fund current and future regulatory reserve requirements, for capital expenditures and other general corporate purposes.

     The term loan bears interest at a rate per annum equal to the administrative agent's reserve-adjusted LIBO rate plus 4.25%.

     The term loan agreement contains a number of covenants, similar to those specified in the indenture, that, among other things, restrict our ability and the ability of our subsidiaries to:
     - incur additional indebtedness;
     - pay dividends;
     - make investments, loans or advances;
     - make acquisitions;
     - create liens on assets;
     - enter into sale and leaseback transactions;
     - engage in mergers or consolidations;
     - change the business conducted by us or our subsidiaries; or
     - engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

     The term loan agreement provides that certain events will constitute events of default under the term loan agreement, which events include, but are not limited to:

     - our failure to pay amounts owed under the term loan agreement;

     - a default by us or any of our Restricted Subsidiaries under the term loan agreement or any other indebtedness;

     - our failure to observe or perform the covenants set forth in the term loan agreement;

     - the inaccuracy of the representations and warranties set forth in the term loan agreement;

     - the imposition of certain judgments against us or our Restricted Subsidiaries;

     - the occurrence of certain bankruptcy or insolvency proceedings or events with respect to us or our Restricted Subsidiaries;

     - our failure to maintain certain governmental authorizations related to our business; and

     - the invalidity or unenforceability of any lien or security interest securing our obligations under the term loan agreement.

                  DESCRIPTION OF PREFERRED STOCK AND WARRANTS

     Pursuant to the investment agreement, dated as of February 23, 1998, between Oxford and TPG Partners II, L.P. on May 13, 1998, certain investors purchased $350,000,000 in redeemable preferred stock issued with warrants to acquire up to 22,530,000 shares of common stock. The preferred stock and warrants were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act, which provides for an exemption for transactions not involving any public offering. Dividends on the preferred stock may be paid in kind for the first two years. The warrants have an exercise price of

$17.75, which represents a 5% premium over the average trading price of our shares for the 30 trading days ended February 20, 1998.

     The preferred stock was originally issued as 245,000 shares of Series A Cumulative Preferred Stock, which we refer to as "Series A preferred stock," and 105,000 shares of Series B Cumulative Preferred Stock, which we refer to as "Series B preferred stock." On February 13, 1999, we entered into a share exchange agreement with TPG Partners II, its affiliates and other investors to make an adjustment of the dividends payable among the shares of Series A preferred stock and Series B preferred stock. Under the share exchange agreement, the 245,000 shares of Series A preferred stock were exchanged for an aggregate amount of 260,146.909 shares of Series D Cumulative Preferred Stock, which we refer to as "Series D preferred stock," and the 105,000 shares of Series B preferred stock were exchanged for an aggregate amount of 111,820.831 shares of Series E Cumulative Preferred Stock, which we refer to as "Series E preferred stock." The additional amount is attributable to dividends accrued on the preferred stock through February 13, 1999. As a result of the exchange, the holders hold only Series D preferred stock and Series E preferred stock, and following the exchange all shares of the Series A preferred stock and Series B preferred stock were cancelled. The terms of the Series D preferred stock are substantially similar to the terms of the Series A preferred stock and the terms of the Series E preferred stock are substantially similar to the terms of the Series B preferred stock, except in each case with respect to the applicable dividend rates. The exchange was effected for a number of reasons, including to facilitate the potential sale of the offered preferred stock by the holders.

     Prior to May 13, 2000, the Series D preferred stock accumulates dividends at the rate of 5.319521% per annum, payable annually in cash or additional shares of Series D preferred stock, at our option. On and after May 13, 2000, the Series D preferred stock accumulates cash dividends at the rate of 5.129810% per annum, payable quarterly. In addition, prior to May 13, 2000, the holders of the Series D preferred stock may use the Series D preferred stock to pay the exercise price of the warrants, but only in an amount equal to a percentage of the total amount of Series D preferred stock issued on February 13, 1999 that does not exceed the percentage of the total number of shares of Series E preferred stock issued on February 13, 1999 that have been redeemed, repurchased or returned by us, or used as consideration for the warrants by the holders.

     Prior to May 13, 2000, the Series E preferred stock accumulates dividends at the rate of 14.589214% per annum, payable annually in cash or additional shares of Series E preferred stock, at our option. On and after May 13, 2000, the Series E preferred stock accumulates cash dividends at the rate of 14% per annum, payable quarterly.

     The Series D preferred stock and the Series E preferred stock rank equally with each other with respect to dividend rights and the right to receive payments upon the liquidation, dissolution or winding up of Oxford. On and after May 13, 2003, subject to certain conditions, the Series D preferred stock and Series E preferred stock are each redeemable at our option at a redemption price of $1,000 per share, plus accrued and unpaid dividends. The Series D preferred stock and Series E preferred stock are subject to mandatory redemption at the same price on May 13, 2008.

     There are outstanding Series A warrants to purchase up to 15,800,000 shares of common stock, and Series B warrants to purchase up to 6,730,000 shares of common stock. The Series A warrants expire on the earlier of May 13, 2008 or the redemption of the Series D preferred stock, and the Series B warrants expire on the earlier of May 13, 2008 or the redemption of the Series E preferred stock.

     Pursuant to a registration rights agreement dated as of February 23, 1998, between us and TPG Partners II, we have agreed to use our reasonable best efforts to keep effective a shelf registration statement with respect to the preferred stock, the warrants and the common stock issuable upon exercise of the warrants, which together we refer to as "registrable securities," until:

     - 10 years after the date it is declared effective; or

     - such earlier date that all registrable securities have been disposed of or on which TPG Partners II and its assigns are no longer entitled to board representation under the investment agreement and are permitted to sell their registrable securities under Rule 144(k) under the Securities Act.

     The shelf registration statement generally is intended to permit the holders of the preferred stock, the warrants and the common stock issuable upon exercise of the warrants to resell from time to time the registrable securities that they purchased in transactions which were exempted from the registration requirements of the Securities Act. We have filed a shelf registration statement with the SEC in order to meet obligations under the registration rights agreement.

                              PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

     (1) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business;

     (2) it is not an "affiliate," as defined in Rule 405 under the Securities Act, of Oxford; and

     (3) it is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the new notes issued in the exchange offer.

A holder unable to make the above representations is referred to as a restricted holder. A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

Any broker-dealer who holds old notes that are Transfer Restricted Securities and that were acquired for its own account as a result of market-marking activities or other trading activities, other than Transfer Restricted Securities acquired directly from us, may exchange such old notes pursuant to the exchange offer. Such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. We have agreed that, for a period of up to one year after the registration statement relating to the exchange offer is declared effective, we will use our best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that such exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time and will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

     Based on interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                           VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Oxford Health Plans, Inc. at December 31, 1998, and for the year then ended, included in Oxford Health Plans, Inc.'s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, which is incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, by KPMG LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Oxford\ and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

     - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, initially filed on March 19, 1999 and amended on March 26, 1999; and

     - Our Current Reports on Form 8-K filed on January 8, 1999, January 29, 1999, February 25, 1999, March 19, 1999 and April 29, 1999.

     We also are incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

     Investor Relations
     Oxford Health Plans, Inc.
     800 Connecticut Avenue
     Norwalk, Connecticut 06854
     (203) 852-1442

     In order to insure timely delivery of the documents, any request should be made five days before --, which is when the exchange offer expires.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF OLD NOTES FOR TENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OXFORD HEALTH PLANS, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     EACH BROKER-DEALER WHO HOLDS OLD NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WHO RECEIVES NEW NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR SUCH OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW NOTES.
                           -------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary.............................      1
Risk Factors........................     10
Forward-Looking Statements..........     18
Ratio of Earnings to Fixed
  Charges...........................     19
Use of Proceeds.....................     19
Capitalization......................     20
Business............................     21
The Exchange Offer..................     21
Description of the New Notes........     35
Book-Entry; Delivery and Form.......     69
Description of Term Loan
  Agreement.........................     70
Description of Preferred Stock and
  Warrants..........................     71
Plan of Distribution................     73
Validity of the New Notes...........     75
Experts.............................     75
Where You Can Find More
  Information.......................     75

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           [OXFORD HEALTH PLANS LOGO]

                               Offer to Exchange
                                  $200,000,000
                           11% Senior Notes due 2005
                        for all outstanding unregistered
                           11% Senior Notes due 2005
                                   --  , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of Oxford in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of Oxford. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Article Eighth of the Second Amended and Restated Certificate of Incorporation, as amended, of Oxford provides that Oxford shall indemnify its officers and directors to the fullest extent permitted by law. Article Ninth of the Second Amended and Restated Certification of Incorporation, as amended, of Oxford provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of Oxford shall not be liable to Oxford or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 6.4 of the Amended and Restated By-laws of Oxford states:

     Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, including any action instituted by or on behalf of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. Expenses incurred by any such person in defending any such actions, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expense if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. To the extent permitted by Delaware law, the Board may cause the Corporation to indemnify and reimburse other employees of the Corporation as it deems appropriate. For purposes of this by-law, the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director or officer of the Corporation, which imposes duties on, or involves services by, such director or officer with respect to any other enterprise or any employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

     Section 145 of the Delaware General Corporation Law permits the indemnification provided for by the above by-law provision. The statute further permits Oxford to insure itself for such indemnification.

     Oxford maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for Oxford with respect to any payments which it becomes obligated to make to such persons under the foregoing by-law and statutory provisions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS:

      1   Purchase Agreement, dated May 7, 1998, between Oxford Health
          Plans, Inc. and Donaldson, Lufkin & Jenrette Securities
          Corporation, incorporated by reference to Exhibit 10(a) of
          Oxford's Form 10-Q for the quarterly period ended March 31,
          1998 (File No. 0-19442)
      3.1 Second Amended and Restated Certificate of Incorporation, as
          amended, of Oxford Health Plans, Inc., incorporated by
          reference to Exhibit 3(a) of Oxford's Annual Report on Form
          10-K/A for the period ended December 31, 1998 (File No.
          0-19442)
      3.2 Amended and Restated By-laws of Oxford Health Plans, Inc., incorporated by reference to Exhibit 3(b) of Oxford's Annual
          Report on Form 10-K/A for the period ended December 31, 1998
          (File No. 0-19442)
      4.1 Form of New Note (included in exhibit 4.2)
      4.2 Indenture, dated May 13, 1998, between Oxford Health Plans,
          Inc. and the Chase Manhattan Bank, as Trustee, relating to the 11% Senior Notes due 2005, incorporated by reference to
          Exhibit 10(c) of Oxford's Form 10-Q for the quarterly period ended March 31, 1998 (File No. 0-19442)
      4.3 Registration Rights Agreement, dated May 13, 1998, between
          Oxford Health Plans, Inc. and Donaldson, Lufkin & Jenrette
          Securities Corporation, incorporated by reference to Exhibit
          10(b) of Oxford's Form 10-Q for the quarterly period ended
          March 31, 1998 (File No. 0-19442)
      4.4 Term Loan Agreement, dated May 13, 1998, among Oxford,
          Lenders listed therein, DLJ Capital Funding, Inc. and IBJ
          Schroder Bank & Trust Company, including exhibits,
          incorporated by reference to Exhibit 10(d) of Oxford's Form
          10-Q for the quarterly period ended March 31, 1998 (File No.
          0-19442)
      5   Opinion of Sullivan & Cromwell re Legality*
     12   Computation of Ratios of Earnings to Fixed Charges**
     16   Letter from KPMG LLP regarding change in certifying
          accountant of Oxford Health Plans, Inc., incorporated by
          reference to Exhibit 16 of Oxford's Form 8-K dated June 2,
          1998 (File No. 0-19442)
     23.1 Consent of Ernst & Young LLP**
     23.2 Consent of KPMG LLP**
     23.3 Consent of Sullivan & Cromwell (included in their opinion filed as Exhibit 5.1)
     25   Statement of Eligibility of The Chase Manhattan Bank, as
          trustee*
     99.1 Form of Letter of Transmittal**

     99.2  Form of Notice of Guaranteed Delivery**
     99.3  Form of Exchange Agent Agreement*

-------------------------
 * To be filed by amendment

** Filed herewith

     (b) FINANCIAL STATEMENT SCHEDULES:

     None.

ITEM 22.  UNDERTAKINGS

     1.  The undersigned registrant hereby undertakes:

          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Oxford being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on April 30, 1999.

                                      Oxford Health Plans, Inc.

                                      By: /s/ NORMAN C. PAYSON, M.D.
                                      ------------------------------------------
                                      Norman C. Payson, M.D.
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                       TITLE                      DATE
---------                                                       -----                      ----

/s/ NORMAN C. PAYSON, M.D.                           Principal Executive Officer,      April 30, 1999
---------------------------------------------------    and Director
Norman C. Payson, M.D.

/s/ YON Y. JORDEN                                    Principal Financial Officer       April 30, 1999
---------------------------------------------------
Yon Y. Jorden

/s/ KURT B. THOMPSON                                 Principal Accounting Officer      April 30, 1999
---------------------------------------------------
Kurt B. Thompson

/s/ FRED F. NAZEM                                    Chairman of the Board             April 30, 1999
---------------------------------------------------
Fred F. Nazem

/s/ DAVID BONDERMAN                                  Director                          April 30, 1999
---------------------------------------------------
David Bonderman

                                                     Director
---------------------------------------------------
Jonathan J. Coslet

/s/ JAMES G. COULTER                                 Director                          April 30, 1999
---------------------------------------------------
James G. Coulter

/s/ ROBERT B. MILLIGAN, JR.                          Director                          April 30, 1999
---------------------------------------------------
Robert B. Milligan, Jr.

/s/ MARCIA J. RADOSEVICH, PH.D.                      Director                          April 30, 1999
---------------------------------------------------
Marcia J. Radosevich, Ph.D.

/s/ BENJAMIN H. SAFIRSTEIN, M.D.                     Director                          April 30, 1999
---------------------------------------------------
Benjamin H. Safirstein, M.D.

                                                     Director
---------------------------------------------------
Thomas A. Scully

/s/ KENT J. THIRY                                    Director                          April 30, 1999
---------------------------------------------------
Kent J. Thiry

/s/ STEPHEN F. WIGGINS                               Director                          April 30, 1999
---------------------------------------------------
Stephen F. Wiggins

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 5       Opinion of Sullivan & Cromwell re Legality*
12       Computation of Ratios of Earnings to Fixed Charges**
23.1     Consent of Ernst & Young LLP**
23.2     Consent of KPMG LLP**
25       Statement on Form T-1 of Eligibility of Trustee*
99.1     Form of Letter of Transmittal**
99.2     Form of Notice of Guaranteed Delivery**
99.3     Form of Exchange Agent Agreement*

-------------------------

 * To be filed by amendment.

** Filed herewith.